Exhibit 10.29

DATED 2nd April 2007

SLOUGH TRADING ESTATE LIMITED

- and -

RACKSPACE MANAGED HOSTING LIMITED

AGREEMENT FOR LEASE

- relating to -

Building 115 Buckingham Avenue Trading Estate

Slough Berkshire

NABARRO NATHANSON

Lacon House

Theobald’s Road

London WC1X 8RW

Ref: PD/TNP/LM/S2884/01010

Tel: 020 7524 6000

Fax: 01753 512768

INDEX

1.	Definitions and Interpretation

2.	Tenant’s Planning Obligations

3.	Conditionality

4.	Landlord’s Obligations to carry out Works

5.	Grant of the Lease

6.	Tenant’s Works

7.	Title

8.	Restrictions

9.	Representation

10.	Non- Assignment

11.	Notices

12.	Executory Agreement

13.	Non-merger etc

14.	Entire Understanding

15.	Standard Conditions

16.	Expert Determination

17.	Exclusion of Third Party Rights

Annexures

1.	Rent Deposit Deed

2.	Form of Warranty from Environmental Consultant

3.	Form of Warranty from Landlord

4.	Form of Lease

5.	Form of Licence to Alter

6.	Form of Warranties from Professional Team

7.	Form of Sideletter

8.	Specification of Landlord’s Works

9.	Specification of Tenant’s Works

AN AGREEMENT made the 2nd day of April 2007 BETWEEN

(1)	SLOUGH TRADING ESTATE LIMITED (Company Registration Number 1184323) whose registered office is at 234 Bath Road Slough SLl 4EE (“the Landlord”)

(2)	RACKSPACE MANAGED HOSTING LIMITED (Company Registration Number 3897010) whose registered office is at Unit 2 Longwalk Road Stockley Park Uxbridge UBI1 1BA (“the Tenant”)

WHEREBY IT IS AGREED as follows:-

Definitions and Interpretation

“Application”

means the full detailed planning application submitted or to be submitted by and at the cost of the Tenant to the appropriate local planning authority in respect of the Tenant’s Works to be in a form approved by the Landlord such approval not to be unreasonably withheld or delayed

“the Completion Date”

means the fifth Working Day following the Condition Date

“Condition Date”

means the date of fulfilment of the Conditions Precedent

“Conditions Precedent”

means:

(i)	the grant of a Planning Permission which is or which is deemed to be a Satisfactory Planning Permission (“First Condition”); and

(ii)	the completion of the Power Supply Agreement (“Second Condition”); and

(iii)	the completion of the Landlord’s Works in accordance with this Agreement (“the Third Condition”); and if clause 4.3 has effect

(iv)	the carrying out of or agreement as to the carrying out of the works referred to in clause 4.4 (“the Fourth Condition”)

“Deposit Deed”

means the deed in the form of Annexure 1

“Environmental Consultant”

means WSP Environmental Limited of Buchanan House 24-30 Holborn London EC1N 2HS

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“Environmental Deed of Warranty”

means a warranty in the form of Annexure 2 to be granted by the Environmental Consultant

“Landlord’s Solicitors”

means Nabarro of Lacon House Theobald’s Road London WCIX 8RW

“Landlord’s Warranty”

means the warranty in the form of Annexure 3

“Landlord’s Works”

means the works detailed in Annexure 8

“Lease”

means the lease of the Premises for a term of twenty years commencing on the Completion Date (whether or not completion takes place on such date where the delay is due to the default of the Tenant) at the Rent payable from the Rent Commencement Date with five yearly rent reviews at the expiration of every consecutive fifth year of the said term such lease to be in the form of Annexure 4

“Licence to Alter”

means the licence recording the Tenant’s Works such licence to be in the form of Annexure 5

“Other Rent”

means all sums payable as rent pursuant to the Lease other than the Rent

“Planning Agreement”

means an agreement entered or to be entered into under section 106 of the Town and Country Planning Act 1990

“Planning Permission”

means full detailed planning consent obtained by the Tenant pursuant to the Application

“Power Supply Agreement”

means the agreement for the supply of power to the Premises to be made between SHP (1) and the Tenant (2)

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“Premises”

means the land and building known as Building 115 Buckingham Avenue Trading Estate Slough (as the same are more particularly described in the Lease)

“Post Completion Environmental Report”

means the environmental report to be provided by WSP Environmental Limited following practical completion of the construction of the Premises

“Professional Team”

means PD Architects (architects) and Robert Walpole & Partners (structural engineers)

“Rent”

means the initial yearly rent of £543,165

“Rent Commencement Date”

means the date being nine months from and including the Completion Date in respect of the Rent and the Completion Date in respect of the Other Rent (and in each case whether or not completion takes place on the Completion Date where delay is due to the default of the Tenant but otherwise on the date of actual completion)

“Satisfactory Planning Permission”

means a Planning Permission which does not contain an Unreasonable Condition (and if the Tenant so requires in respect of which the relevant period has expired without an application to the High Court under Section 288 of the Town and Country Planning Act 1990 or an application to the High Court for leave for a judicial review in relation to such Planning Permission having been commenced (or if commenced the application therefor has been withdrawn or finally determined so that the Planning Permission can be implemented without challenge)).

“SHP”

means Slough Heat and Power Limited being the party with whom the Tenant will be entering or has entered into the Power Supply Agreement and which company is within the same group of companies as the Landlord

“Side Letter”

means a letter in the form annexed to this Agreement as Annexure 7

“Standard Conditions”

means the Standard Commercial Property Conditions (Second Edition);

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“Substation Site”

means the area shown edged blue on the plan annexed to the Lease on which it is intended SHP will locate and construct a substation for the purposes of fulfilling its obligations under the Power Supply Agreement

“Target Date”

means the date which is two calendar months from and including the date of this agreement

“Tenant’s Solicitors

means Martineau Johnson of No.1 Colmore Square Birmingham B4 6AA (Ref:JES/RA145079)

“Tenant’s Works”

means the works to be carried out by the Tenant at its own expense as briefly described in the specification at Annexure 9 pursuant to the Licence to Alter

“Termination Date”

means the date which is first working day after the expiry of six months from and including the date of this Agreement or such longer period as the Landlord and the Tenant may agree in writing from time to time

“Unreasonable Condition”

means a condition subject to which a Planning Permission is issued or (as the case may be) a provision in a Planning Agreement which has the effect of:-

(i)	In the case of the Tenant:-

•

it imposes any restrictions on the siting of plant or equipment to be constructed on the Premises or the Substation Site which would be materially detrimental to the Tenant’s proposed use of the Premises

•	It makes the Planning Permission personal to the Tenant; or

•

It imposes limitations on noise levels emanating from the Premises or the Substation Site which would be impossible or impractical or which to comply with would impose a material financial burden on the Tenant; or

•

It prevents the carrying out of the proposed development unless and until a condition has been complied with which could not be satisfied by the Tenant without the agreement of the third party in respect of which agreement such third party shall have an absolute discretion; or

•	It requires the expenditure of money or other consideration outside the Premises or the Substation Site it does not allow development substantially in accordance with Application

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•	It restricts the times during and/or days on which the plant or equipment may be operated

•	It imposes or creates any other obligation or restriction which in the reasonable opinion of the Tenant is likely to restrict its use and enjoyment of the Premises for the use proposed by the Lease

•	It would have the effect of materially affecting in an adverse way the Tenant’s ability to operate its business from the Premises

•	granting a temporary Planning Permission; or

•

preventing the carrying out of the use or occupation of the Premises for the purpose permitted by the Lease unless and until a condition has been complied which could not be satisfied without the agreement of a third party (unless such agreement has been received or cannot be unreasonably withheld); or

•	any other condition which in the reasonable opinion of the Tenant would materially or adversely affect the Premises or the use thereof or adverse to the Tenant

(ii)	In the case of the Landlord:-

•	it creates a legal restriction on the Landlord in respect of other uses or occupations of other premises on the Landlord’s estate on which the Premises and the Substation Site are situate

•	any other condition which is in the reasonable opinion of the Landlord would be adverse to the Landlord

•	it requires the Landlord to enter into a Planning Agreement (other than one where a payment of money is required in which case the provisions of clause 2.11 apply)

“Warranties”

means the warranties from the Professional Team in the form of Annexure 6

“Working Day”

shall have the meaning set out in the Standard Conditions;

1.1	The clause headings in this Agreement (except for the definitions) are for ease of reference and are not to be used for the purposes of construing this Agreement.

1.2	References in this Agreement to clause numbers or schedules or paragraphs in schedules mean the clauses of or schedules to or paragraphs in schedules to this Agreement.

1.3	Obligations undertaken by more than one person are joint and several obligations and include their successors in title.

1.4	Words importing persons include firms, companies and corporations and vice versa.

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1.5	Words importing one gender will be construed as importing any other gender.

1.6	Words importing the singular will be construed as importing the plural and vice versa.

1.7	Unless otherwise specified, a reference to legislation is to that legislation as consolidated, amended or re-enacted from time to time and includes all orders, regulations, consents, licences and bye-laws made or granted under such legislation and references to legislation generally are to all legislation (local, national and supra-national) having effect in relation to the Premises.

1.8	Where any act is prohibited no party will permit or omit to do anything which will allow that act to be done.

1.9	Where any notice, consent, approval, permission or certificate is required to be given by any party to this Agreement such notice, consent, approval, permission or certificate must be in writing and will not constitute a valid notice, consent, approval, permission or certificate for the purpose of this Agreement unless it is in writing.

2.	TENANT’S PLANNING OBLIGATIONS – FIRST CONDITION

2.1	The Tenant shall submit the Application as soon as reasonably possible and in any event within 20 Working Days of the date of this deed and thereafter use all reasonable endeavours to obtain at its own expense a Satisfactory Planning Permission as expeditiously as reasonably possible

2.2	The Tenant will keep the Landlord fully informed of the progress of the Application

2.3	Within seven days of receipt of written notice of the refusal by the local planning authority to grant Planning Permission pursuant to the Application the Tenant shall send a copy of the refusal decision to the Landlord and to the Landlord’s Solicitors

2.4	If the local planning authority either refuses (or is deemed by statute to have refused) the Application or grants a Planning Permission which is not a Satisfactory Planning Permission the Tenant with the agreement of the Landlord (such approval not to be unreasonably withheld or delayed) but at its own expense may appeal against the decision or deemed decision of the local planning authority and shall notify the Landlord of such appeal within such period of time as shall be reasonable

2.5	If the Tenant prosecutes any appeal it shall do so with all due diligence and will keep the Landlord informed of all relevant information with respect to the appeal and the Landlord shall at the cost of the Tenant give all reasonable assistance to the Tenant when reasonably requested to do so in this regard

2.6	Upon the grant of Planning Permission the Tenant will promptly send a copy of the Planning Permission to the Landlord and the Landlord’s Solicitors and notify the Landlord and the Landlord’s Solicitor in writing as to whether or not in the opinion of the Tenant the Planning Permission constitutes a Satisfactory Planning Permission and if not state the reasons why not

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2.7	The Landlord shall within five Working Days of receipt of the notice given by the Tenant pursuant to Clause 2.6 notify the Tenant in writing as to whether or not in the opinion of the Landlord the Planning Permission constitutes a Satisfactory Planning Permission and if not state the reasons why not

2.8	If both parties agree or it is determined pursuant to clause 2.9 that a Satisfactory Planning Permission subsists then the First Condition shall be satisfied on the date of such agreement or deemed agreement or determination as the case may be

2.9	It either the Landlord or the Tenant consider that any condition within the Planning Permission constitutes an Unreasonable Condition and the other party disagrees then the party who disagrees shall notify the other in writing of this fact within ten Working Days of the other party’s notice and the matter shall then be referred to the determination of an Expert who shall be appointed in accordance with the provisions contained in Clause 13 of this Agreement and his decision as to whether or not any condition is an Unreasonable Condition shall be final and binding on the parties

2.10	For the purposes of this Clause 2 a condition attached to a Planning Permission or a Planning Agreement shall not be capable of being deemed by the Landlord as being an Unreasonable Condition unless the Landlord gives written notification to the Tenant in accordance with and within the period specified in clause 2.7

2.11	If the Local Planning Authority shall indicate that Planning Permission would be granted subject only to an agreement under Section 106 of the Town and Country Planning Act 1990 the Landlord will at the request of the Tenant enter into such planning obligation with the Local Planning Authority under such section in such form as may be reasonable in the circumstances (where it relates to a payment of money) and approved by the Landlord (such approval not to be unreasonably withheld or delayed) and it must be stipulated in any such planning obligations that:

(i)	the obligations contained therein are to become operative and give rise to liability only if the development to which they relate is begun; and

(ii)	the Landlord is in any event to be relieved from all liability in respect of them after it has parted with all interest in the Premises and with effect from completion of the Lease and during the Term the Tenant will indemnify the Landlord against such liability as may arise under or in respect of the planning obligations and for the avoidance of doubt the Landlord shall only be obliged to enter into a Planning Agreement if it relates to the payment of monies to the local authority and for no other purpose except at its absolute discretion

3.	CONDITIONALITY

3.1	Completion of pursuant to this Agreement is conditional upon the satisfaction of the Conditions Precedent prior to 4.30 p.m. on the Termination Date

3.2	The Landlord and the Tenant will use all reasonable endeavours to ensure the Second Condition is satisfied on or before the Completion Date

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3.3	The Tenant may at any time and from time to time serve a written notice on the Landlord electing to waive any part or the whole of any Conditions Precedent then outstanding and upon the service of any such notice then such Condition Precedent shall be deemed to have been satisfied to the extent then so waived on the date of service of such notice

3.4	If the Conditions Precedent have not all been satisfied by 4.30 pm on the Termination Date then (save during any period of dispute in respect of clause 2 or clause 4 of this Agreement which has been referred to an Expert pursuant to clause 16) either party may determine this Agreement by serving five (5) Working Days written notice on the other and upon the expiry of such notice this Agreement will determine unless in the meantime the Conditions Precedent have been satisfied or deemed to be satisfied and such termination shall be without prejudice to any antecedent claim or breach in respect of any provisions of this Agreement

4.	LANDLORD’S OBLIGATIONS TO CARRY OUT LANDLORD’S WORKS – THIRD CONDITION AND POSSIBLE FOURTH CONDITION

4.1	The Landlord shall carry out and complete the Landlord’s Works:

(i)	in a good and workmanlike manner

(ii)	with good and suitable materials

(iii)	in accordance with all legislative requirements

(iv)	with due diligence

(v)	to the reasonable satisfaction of the Tenant

4.2	The Landlord shall use all reasonable endeavours to have completed the Landlord’s Works in accordance with this clause by the Target Date

4.3	The Landlord undertakes to procure the Post Completion Environmental Report within one month of the date hereof.

4.4	In the event that the Post Completion Environmental Report reveals any item of work that must be carried out in order to remediate the ground conditions at the Property to a standard which renders the Property suitable for its current proposed use under the Lease in accordance with the “suitable for use” standard referred to in the Statutory Guidance to the Contamination Land regime established by Part II A of the Environmental Protection Act 1990 then the same shall be undertaken by the Landlord as soon as reasonably possible with all due expedition, such works to be carried out at its own expense with the Landlord as soon as possible and to the reasonable satisfaction of the Tenant making good all damage caused in carrying out any such works and if such works are required completion of such works (or if the works can reasonably be undertaken notwithstanding the grant of the lease without interference to the Tenant’s Works or use of the Property then alternatively the agreement between the Landlord and the Tenant as to the method and timing for the carrying out of such works which neither party shall withhold or delay unreasonably) will be a fourth condition precedent for the purposes of this agreement (“Fourth Condition”) and this agreement shall be read and construed accordingly

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4.5	If the as Post Completion Environmental Report reveals items of contamination which were not revealed by the Phase II Geotechnical and Environmental Investigation Report dated January 2005 and prepared by WSP Environmental Limited a copy of which the Tenant has received prior to the date of this Agreement then if in carrying out the Tenant’s Works reasonable additional cost is reasonably incurred by the Tenant directly as a result of such ground conditions (reasonable evidence of such additional cost the Tenant shall provide to the Landlord) the Landlord shall pay or reimburse to the Tenant such additional costs (exclusive of VAT) such sum to be paid within 14 days of demand by the Tenant to a maximum liability of £20,000 (exclusive of VAT)

5.	GRANT OF THE LEASE

5.1	Upon the Completion Date the Landlord shall grant the Lease the Side letter and the Licence to Alter and the Tenant shall accept the Lease the Side letter and the Licence to Alter and the parties shall enter into the Deposit Deed

5.2	The Lease the Deposit Deed the Sideletter and the Licence to Alter and Counterparts thereof shall be prepared by the Landlord’s Solicitors and shall be executed respectively by the Landlord and the Tenant

5.3	On Completion the Landlord shall provide to the Tenant the Landlord’s Warranty the Warranties and the Environmental Warranty duly executed by the Landlord, the Professionals and the Environmental Consultant as the case may be and save in the case of the Landlord together with certified copies of their respective appointments and professional indemnity cover

5.4	Completion shall take place at the offices of the Landlord’s Solicitors or at such other place as they shall reasonably require

5.5	If the Tenant has not provided full details of the Approval Items pursuant to clause 6.2 for the purpose of the Licence to Alter not less than 14 days prior to the Completion Date (or if no such Approval Items are to be undertaken then if the Tenant has not provided details of the Tenant’s Works to be undertaken generally for the purposes of the Licence to Alter) completion of such Licence shall take place within 14 days of the Landlord’s Solicitors submitting the engrossment of a counterpart Licence to Alter to the Tenant which they shall do promptly following the approval by the Landlord of the Approval Items or following receipt of such details (as the case may be) and in any event both parties shall bear their own costs in respect of the Licence to Alter.

5.6	The Tenant shall pay to the Landlord on the Completion Date the sum of £319,109.58 as referred to in the Deposit Deed on the Completion Date

5.7	If the Tenant has not provided full details of the plan and method statement for the purposes of the Sideletter for approval by the Landlord (which approval shall not be unreasonably withheld or delayed) not less than 14 days prior to the Completion Date completion of such Sideletter shall take place within 14 days of the approval by the Landlord of the plan and method statement

5.8	On completion of the Lease:

(i)	the Rent Review Dates shall be inserted being the fifth anniversary of the date of completion of the Lease

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(ii)	In clause 8 the Renewal Date shall be inserted being the twentieth anniversary of the term commencement date of the Lease and such date shall be inserted into clause 8.5.1 of the Lease

(iii)	In clause 9 the Renewal Date shall be inserted being the twentieth-fifth anniversary of the term commencement date of the Lease and such date shall be inserted into clause 9.5.1 of Lease

6.	TENANT’S WORKS

6.1	The Landlord acknowledges that:-

(i)	the Tenant will be undertaking works to the Premises in the nature of those briefly described in the specification and plans attached at Annexure 9 and hereby confirms that it has approved such proposals (“Proposals”) save only that it still requires to see final details of those elements of the Proposals should they go ahead relating to

(i)	a third level over part of the building to carry plant equipment which would require alterations to part of the roof structure; and

(ii)	a possible adaptation to roof to create plant deck

(“Approval Items”) to the extent that the Lease requires the Tenant to obtain the Landlord’s approval

(ii)	it will not unreasonably withhold or delay its approval of such detail of such Approval Items once received from the Tenant (notwithstanding the provisions of the Lease)

(iii)	the Tenant is entitled on completion of the Lease to carry out the remainder of the Tenant’s Works

6.2	The Tenant shall (if applicable) forthwith at its own cost prepare and submit to the Landlord for approval by the Landlord drawings and a specification of the Approval Items and upon such approval being obtained in writing the Tenant shall be entitled to carry out and complete the Approval Items following completion of the Lease

6.3	The Tenant will provide the Landlord with as built drawings and specifications of any of the Tenant’s Works which affect the structure of the Premises within 21 days of the completion of such works in accordance with the provisions of the Lease

7.	TITLE

7.1	The Landlord has deduced its title to the Premises prior to the date hereof by the production of official copies of the registers of title number BK409952 and a copy of the official plan dated 19 February 2007 and timed at 14:07:35 (the “Deduced Title”) and the Premises shall be let subject to the matter referred to on the Deduced Title.

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7.2	The Landlord covenants to make available the Substation Site to SHP no later than the Completion Date

7.3	Vacant possession of the Premises shall be delivered to the Tenant on completion

7.4	The Landlord confirms it will issue or grant to SHP such permissions and consents as SHP may require for the installation of electric lines and other apparatus within the Premises to enable SHP to make connections from the Substation Site to the building for the provision of power pursuant to the Power Supply Agreement

7.5	The Landlord agrees to permit and hereby permits SHP to have access to the Premises and the Substation Site (accompanied by the Tenant if need be or appropriate) for the purposes of undertaking the works to be carried out on the Premises and the Substation Site by SHP under the Power Supply Agreement

7.6	The Landlord will procure prior to the Completion Date the closure of leasehold title number BK216563 and the removal of the relevant notice of lease from its freehold title

8.	RESTRICTIONS

8.1	“Restrictions” means all matters affecting the Premises or its use registered or capable of registration as local land charges and all notices charges orders resolutions demands proposals requirements regulations restrictions agreements directions or other matters affecting the Premises or its use served or made by any local or other competent authority or otherwise arising under any statute or any regulation or order made under any statute

8.2	The Premises shall be demised subject to all (if any) Restrictions affecting the Premises (whether in existence at the date of this Agreement or arising at any later date)

8.3	No representation is made or warranty given by the Landlord as to whether any restrictions exist or as to the permitted use of the Premises for planning purposes

9.	REPRESENTATIONS

9.1	Save as provided in clause 9.2 hereof no agent adviser or other person acting for the Landlord has at any time prior to the making of this Agreement been authorised by the Landlord to make to the Tenant or to any agent adviser or other person acting for the Tenant any representation whatever (whether written oral or implied) in relation to the Premises or to any matter contained or referred to in this Agreement

9.2	Any statement made in writing or email by the Landlord’s Solicitors to the Tenant’s Solicitors prior to the making of this Agreement in reply to an inquiry made in writing by the Tenant’s Solicitors was made with the authority of the Landlord

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10.	NON-ASSIGNMENT

The Tenant shall pending completion not assign underlet charge or otherwise deal in any way with the benefit of this Agreement in whole or in part and the Landlord shall not be obliged to grant the Lease to any person other than the Tenant

11.	NOTICES

11.1	In this clause

11.1.1	“the Landlord’s Address” means the address of the Landlord shown on the first page of ‘ this Agreement or such other address as the Landlord may from time to time notify to the Tenant as being its address for service for the purposes of this Agreement

11.1.2	“the Tenant’s Address” means the address of the Tenant shown on the first page of this Agreement or such other address as the Tenant may from time to time notify to the Landlord as being its address for service for the purpose of this Agreement

11.2	Any notice or other communication given or made in accordance with this Agreement shall be in writing and given in accordance with Section 196 of the Law of Property Act 1925 (as amended) and shall be forwarded as applicable to the Landlord’s Address or the Tenant’s Address

11.3	Any notices served on the Landlord shall be marked for the attention of the Company Secretary. or such other person as nominated from time to time by the Landlord who shall have authority to accept such notices

11.4	Any notices served on the Tenant shall be marked for the attention of the Managing Director and the Operations Manager or such other person as nominated from time to time by the Tenant

12.	EXECUTORY AGREEMENT

12.1	This Agreement is an executory agreement only and shall not operate or be deemed to operate as a demise of the Premises

12.2	The Tenant shall not be entitled to occupation or possession of the Premises prior to the Completion Date but if it does take occupation prior to the Completion Date (which shall be at the absolute discretion of the Landlord) shall observe and perform all the covenants and conditions contained in the Lease as if the same had already been granted provided that notwithstanding the foregoing the Tenant shall be entitled to enter upon the Premises to carry out the Tenant’s Works prior to the Completion Date subject always to the provisions of the Licence to Alter

12.3	The Landlord shall be entitled to all remedies by distress action or otherwise for recovering any monies due or for breach of obligation by the Tenant as if the Lease had been completed

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13.	NON-MERGER ETC

All the provisions of this Agreement shall (to the extent that they remain to be observed and performed) continue in full force and effect notwithstanding completion of the Lease and the Licence to Alter

14.	ENTIRE UNDERSTANDING

14.1	This Agreement embodies the entire understanding of the parties and there are no other arrangements between the parties relating to the subject matter of this Agreement

14.2	No amendment or modification shall be valid or binding on any party unless

14.2.1	it is made in writing

14.2.2	refers expressly to this Agreement

14.2.3	it is signed by the party concerned or its duly authorised representative

15.	STANDARD CONDITIONS

15.1	The Standard Conditions shall apply hereto in so far as the same are not inconsistent with the provisions hereof and are applicable to the grant of a lease save that

15.2	For the purposes of Standard Condition 3.2 the risk in the Premises remains with the Landlord until completion

16.	EXPERT DETERMINATION

16.1	Save as otherwise provided for in this Agreement any dispute or difference which shall arise between the parties as to the construction of this Agreement or as to the respective rights duties and obligations of the parties under or as to any other matter arising out of or connected with the subject matter of clause 2 or clause 4 of this Agreement shall if either the Landlord or the Tenant so requires at any time by notice served on the other (“the Notice”) be referred to the decision of an expert (“the Expert”)

16.2	The Expert shall be appointed by agreement between the Landlord and the Tenant or if within 5 Working Days after service of the Notice the Landlord and the Tenant have been unable to agree then on the application of either the Landlord or the Tenant the President for the time being of The Royal Institution of Chartered Surveyors or (in each such case) the duly appointed deputy of such President or any other person authorised by him to make appointments on this behalf

16.3	The costs of the Expert shall be determined by the Expert but in the event of any failure to determine the same the costs shall be borne in equal shares by the parties

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17.	EXCLUSION OF THIRD PARTY RIGHTS

Each party confirms that no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement save for lawful successor in title

AS WITNESS the hands of the parties hereto the day and year first before written

SIGNED by	)
a Director for and on behalf of	)
SLOUGH TRADING ESTATE	)
LIMITED	)	02/03/2007

SIGNED by	)
a Director for and on behalf of	)
RACKSPACE MANAGED HOSTING	)
LIMITED	)

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Annexure 1

(Rent Deposit Deed)

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[Deed and prescribed particulars delivered to the registrar of companies pursuant to section 395, Companies Act 1985 on ]

DATED                                                 2007

SLOUGH TRADING ESTATE LIMITED

- and-

RACKSPACE MANAGED HOSTING LIMITED

DEPOSIT DEED

- relating to -

Building 115 Buckingham Avenue

Trading Estate Slough Berkshire

Solicitors

NABARRO

Lacon House

Theobald’s Road

London WC1X 8RW

Ref: PD/TNP/LM/S2884/01010

Tel: 020 7524 6000

DEPOSIT DEED

DATED                                         2007

PARTIES

BETWEEN

(1)	SLOUGH TRADING ESTATE LIMITED (Company Registration Number 1184323) whose registered office is at 234 Bath Road Slough Berkshire SL1 4EE (“the Landlord”) and

(2)	RACKSPACE MANAGED HOSTING LIMITED (Company Registration Number 3897010) whose registered office is at 2 Longwalk Road Stockley Park Uxbridge Middlesex UB11 1BA (“the Tenant”)

THIS DEED WITNESSES:

1.	DEFINITIONS

In this Deed, the following expressions shall have the meanings indicated:

“Account”

a separate designated interest earning account at National Westminster bank PLC of Farnham Road Slough or an alternative a clearing bank or recognised building society opened or to be opened by and in the name of the Landlord to be designated Rackspace Managed Hosting Limited;

“Default”

any failure by the Tenant to pay (whether or not in the case of the yearly rent any formal demand has been made) the whole or any part of the rents or other money payable under the Lease or to pay any costs damages and expenses incurred by or payable to the Landlord in consequence of any failure by the Tenant to observe and perform any of the Tenant’s Obligations or in consequence of the determination of the Lease, before the expiration of its term, by forfeiture or any disclaimer by any liquidator of, or a trustee in bankruptcy of the estate of the Tenant or otherwise than by agreement;

“Deposit Balance”

the proportion from time to time standing to the credit of the Account attributable to the Tenant including any accrued interest which has not been paid to the Tenant;

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“Initial Deposit”

the sum of £319,109.58;

“Lease”

the Lease of even date herewith made between the Landlord (1) and the Tenant (2);

“Premises”

the premises briefly known as Building 115 Buckingham Avenue Trading Estate Slough Berkshire

“Required Deposit”

the sum which is greater of:-

(1)	the Initial Deposit; and

(2)	an amount at any time equal to six months’ annual rent payable under the Lease at the annual rate applicable at that time together with a sum equal to value added tax on that amount if value added tax is payable by the Tenant under the Lease at that time

“Tenant’s Obligations”

the obligations of the Tenant under the Lease and this Deed

2.	INTERPRETATION

2.1	Words importing the singular number shall include the plural and vice versa and words importing one gender shall include both other genders

2.2	Where any party to this Deed comprises more than one person the obligations on the part of that party in this Deed shall be construed as being the joint and several obligations of the persons comprising that party

2.3	The headings to clauses do not form part of this Deed and shall not be taken into account in its construction or interpretation

2.4	Reference to clauses are to clauses of this Deed

2.5	References to the “Lease” include reference to the Lease as it may be varied from time to time

3.	THE ACCOUNT

3.1	The Landlord acknowledges receipt of the Initial Deposit and shall promptly and within 7 days pay it into the Account

3.2	The Landlord shall also pay into the Account any sums paid to it by the Tenant under clause 5.1 or 5.3

2

3.3	The Tenant acknowledges that only the Landlord is entitled to give instructions to the institution at which the Account is maintained

3.4	The Deposit Balance is the property of the Tenant but is subject to the charge created by clause 7.2 and shall not be repayable to the Tenant otherwise than in accordance with the provisions of clause 8

4.	WITHDRAWALS FROM THE ACCOUNT

4.1	The Landlord may withdraw money from the Account in order to meet any sum due to the Landlord arising out of a Default

4.2	Written notice of any withdrawal (including the amount withdrawn and reasonable details of the relevant Default) shall be promptly given by or on behalf of the Landlord to the Tenant

5.	MAINTENANCE OF THE ACCOUNT

5.1	Within fourteen days of notice under clause 4.2 being given the Tenant shall pay to the Landlord such amount as shall when added to the Deposit Balance following the withdrawal be equal to the Required Deposit

5.2	If at any time the Deposit Balance (taking no account of any accrued interest which has not yet been paid to the Tenant pursuant to clause 6.2) is less than the Required Deposit the Landlord may give written notice to the Tenant of the amount of the difference

5.3	Within fourteen days of notice under clause 5.2 being given the Tenant shall pay the amount of the difference to the Landlord to be paid into the Account

6.	INTEREST

6.1	The interest accruing on the Deposit Balance shall belong to the Tenant but shall be left in the Account and form part of the Deposit Balance until paid to the Tenant pursuant to Clause 6.2

6.2	Subject to clause 6.3, the Landlord shall, on written request by the Tenant, withdraw from the Account the interest which at the time of the request has accrued on the Deposit Balance and pay such interest to the Tenant net of tax or other withholding required by law

6.3	No interest shall be payable to the Tenant out of the Account;

6.3.1	at a time when there is a Default

6.3.2	to the extent that payment of the interest would cause the Deposit Balance to be less than the Required Deposit; or

6.3.3	more frequently than at six monthly intervals

6.4	All tax payable in respect of interest accruing on the Deposit Balance shall be paid by the Tenant from its own money

3

7.	CHARGE

7.1	The Tenant warrants to the Landlord that the Deposit is free, and that all sums paid in accordance with clauses 5.1 or 5.3 will be paid free, from all charges, encumbrances, liens or third party rights (other than the charge referred to in clause 7.2)

7.2	The Tenant charges its interest in the Account and the Deposit Balance from time to time, and all money from time to time withdrawn from the Account, to the Landlord as security for the performance of the Tenant’s Obligations

7.3	The Tenant shall execute any document or take any action which the Landlord may reasonably require in order to perfect the charge created by clause 7.2

7.4	The charge created by clause 7.2 is in addition to and shall not be merged with or prejudice or affect or be affected by any other security interest of the Landlord in relation to the Tenant

8.	RELEASE OF DEPOSIT BALANCE

8.1	The Deposit Balance shall be maintained in the Account until the earliest to occur of:

8.1.1	where the Lease comes to an end by forfeiture the date upon which the Tenant and any mortgagee of the Tenant’s interest in the Premises shall have lost or irrevocably released any rights either of them might have to claim relief from forfeiture

8.1.2	the date of the assignment of the Lease by the Tenant with the consent of the Landlord in accordance with the terms of the Lease

8.1.3	where the Lease comes to an end by expiry the date which is one month after the later of the expiry of the Lease and vacant possession of the Premises being given to the Landlord

8.1.4	the date of the Landlord’s confirmation pursuant to clause 11.3 hereof

8.2	Within one month of the earliest of the dates referred to in clause 8.1 the Landlord shall, subject to clause 8.3, pay the Deposit Balance to the Tenant

8.3	The Deposit Balance shall not be payable to the Tenant under clause 8.2 at a time when there is a Default but shall become payable when the Tenant has remedied such Default or when the Landlord has withdrawn from the Account amounts equal to all sums properly due and payable to the Landlord arising out of the Default

8.4	Payment of the Deposit Balance shall not affect any liability of the Tenant to the Landlord in relation to the Lease or the Premises

9.	AUTHORITIES BY THE TENANT

9.1	The Tenant irrevocably authorises the Landlord to act in accordance with this Deed in connection with the Account and the Deposit Balance

4

9.2	The Tenant irrevocably authorises the institution referred to in clause 3.3 to act only on the Landlord’s instructions

10.	TRANSFER OF THE LANDLORD’S INTEREST

10.1	If the Landlord transfers the reversion immediately expectant upon the determination of the term created by the Lease, the Landlord shall:

10.1.1	assign the benefit of this deed to the transferee of the reversion; and

10.1.2	procure that the transferee of the reversion no later than the date of the transfer covenants in a deed with the Tenant to observe and perform the obligations of the Landlord under this deed

10.2	On delivery of the deed referred to in clause 10.1.2 to the Tenant the Landlord (being the transferor) shall cease to be liable for any future default in compliance with any provision of this Deed

11.	NET PROFIT AND RENT

11.1	The Tenant may at any time notify the Landlord in writing (with copies of the relevant audited accounts and any other relevant material) that in each of three consecutive accounting periods of the Tenant (the third such period ending no earlier than twelve months before such notice), the Tenant’s audited accounts establish that its net profit after tax for each such accounting period constituted a sum which is at least three times the amount of annual rent payable under the Lease as at the date of the Tenant’s notice

11.2	For the purposes of clause 11.1 no account shall be taken of any accounting period of the Tenant that is not a period of twelve months

11.3	The Landlord shall not unreasonably withhold or delay its written confirmation that it is satisfied that the notice, accounts and material referred to in clause 11.1 establish the circumstances there referred to

12.	MISCELLANEOUS

12.1	The proviso for re-entry contained in the Lease shall be exercisable as well upon any breach of any covenant or obligation on the part of the Tenant contained in this Deed as on the happening of any of the events mentioned in the Lease

12.2	The rights of the Landlord under this Deed do not limit its rights under the Lease

12.3	This Deed is to be disregarded upon any review of rent payable under the Lease

12.4	The Landlord has no obligations or liabilities under this Deed to anyone except the Tenant notwithstanding an assignment of the Lease by it

5

12.5	The provisions as to notices contained in the Lease shall apply to notices served pursuant to this Deed

12.6	The Landlord may at any time terminate this Deed by paying the Deposit Balance to the Tenant and, on doing so, is released from all liabilities and obligations under this Deed except in relation to rights of the Tenant that have arisen before the termination

12.7	Any termination under clause 12.6 and any payment of the Deposit Balance, does not affect the Landlord’s rights under the Lease

IN WITNESS of which this Deed has been executed and was delivered on the date appearing as the date of this deed

6

EXECUTED as a DEED by SLOUGH	)
TRADING ESTATE LIMITED acting by:	)

Director

Director/Secretary

EXECUTED as a DEED by RACKSPACE	)
MANAGED HOSTING LIMITED acting by:	)

Director

Director/Secretary

Annexure 2

(Form of Warranty from Environmental Consultant)

20

THE SECOND SCHEDULE

DATED

[                            ]

and

[                            ]

DEED OF COLLATERAL WARRANTY

relating to [                                        ]

34

DEED OF COLLATERAL WARRANTY

DATE

PARTIES

(1)	[ ] whose registered office is situated at [ ] (the “Company”); and

(2)	[ ] whose registered office is situated at [ ] (the “Beneficiary”) which term shall include all permitted assignees pursuant to clause 5 below.

WHEREAS

(A)	By the Appointment (as hereinafter defined) the Client (as hereinafter defined) appointed the Firm to provide, inter [Illegible], the Services (as hereinafter defined) for the benefit of the Client and the Client’s Affiliates (as hereinafter defined) in connection with their property acquisition, investment & management, divestment and development projects and in particular (a proposed purchase / sale and/or redevelopment of the Property/Properties (as hereinafter defined) including (without limitation) the preparation of the Reports (as hereinafter defined).

(B)	The Beneficiary, as [ ], has an Interest in the performance of the Services and the content of the Reports.

(C)	The Firm has agreed to enter into this Deed with the Beneficiary.

Now in consideration of the payment of one pound (£1) by the Beneficiary to the Firm (receipt of which the firm acknowledges) IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

In this Deed the following expressions shall bear the following meanings:

“Appointment”

means the Client’s Instruction dated [            ] to provide the Services In accordance with framework appointment agreement entered into by Client with the Firm on [                                        ];

“Client”

Means the Client defined in the Appoinment;

35

“Client’s Affiliates”

means the client’s affiliates defined in the Appointment;

“Reports”

means the Report(s) details of which are respectively given in the Appendix hereto;

“Services”

means the services provided by the Firm as set out in the Appointment and includes (without limitation) the preparation of the Reports.

2.	PROFESSIONAL RESPONSIBILITY

The Firm warrants and undertakes to the Beneficiary that in the performance of the Services it has exercised and will continue to exercise all the reasonable skill, care and diligence to be expected of an appropriately qualified professional consultant who has hold itself out as competent to perform the Services and that all the duties and obligations arising under the Appointment have been and will continue to be complied with and fulfilled.

3.	USE OF REPORTS

The Beneficiary acknowledges that the Reports were prepared for the purposes described in the Appointment and may only be used and relied upon by the Beneficiary in connection with [                            ], The Beneficiary may not use the Reports for any other purpose without the Firm’s written authorization (which shall not be unreasonably withheld or delayed).

4.	LIMITATION

The Firm shall be entitled in any action or proceedings by the Beneficiary under this Deed to rely on any limitations in the Appointment and to raise the equivalent rights in defense of liability (except set-off and counterclaim) as it would have against the Client under the Appointment, provided however that:

4.1	the Firm acknowledges that the Client has paid all fees and expenses properly due and owing to the Firm under the Appointment up to the date of this Deed and that the Beneficiary has no liability to the Firm in respect of fees and expenses under the Appointment;

4.2	nothing in this clause 4 shall entitle the Firm to contend in any motion or proceedings that the Beneficiary can only recover reduced or nominal damages because the Client has suffered no loss or a loss that is less than that actually suffered by the Beneficiary.

36

5.	ASSIGNMENT

This Deed and/or the benefit thereof may be assigned three times by the Beneficiary without the Firm’s consent, and no further assignment will be permitted thereafter without the prior written consent of the Firm (which shall not be unreasonably withheld or delayed).

6.	INSTRUCTIONS

The Beneficiary has no authority to issue any direction or instruction to the Firm in relation to the performance of the Services.

7.	LICENCE

7.1	The copyright in all documents and reports provided by the Firm in connection with the Appointment shall remain vested in the Firm, but the Beneficiary shall have an irrevocable non-exclusive royalty-free license to use and copy such documents and reports for all purposes in connection with [ ] provided always that the Firm shall have no liability for any use made or reliance placed on such documents and reports which is not permitted by this clause.

7.2	This license shall carry the right to grant sub-licenses and shall be transferable to third parties.

7.3	The Firm shall if so requested by the Beneficiary at any time give the Beneficiary access to the documents relevant to the performance of the Services and if requested supply copies of any documents referred to in clause 7.1 to the Beneficiary subject to the Beneficiary paying Firm’s reasonable copying charges.

8.	INSURANCE

8.1	The Firm warrants and undertakes to the Beneficiary that it has, and at all times during the performance of the Services had, in force valid professional indemnity insurance, that the premiums for the current period of Insurance have been duly paid to the insurer, and that for the period of twelve years from the date of issue of the Reports, provided that such insurance is available at commercially reasonable rates, it will maintain and renew promptly professional indemnity insurance with a reputable UK Insurer for amounts of cover in respect of the Firm’s liability under this Deed in the sum of not less than £10,000,000 for each and every claim in respect of all risks other than pollution, contamination or asbestos and £10,000,000 for claims in the aggregate in respect of pollution or contamination and £5,000,000 for claims in the aggregate in respect of asbestos.

8.2	The Firm shall within seven days of any reasonable request produce a certificate of insurance issued by a reputable insurance broker [Illegible] evidence of the Firm’s Insurance cover and evidence of payment by the Firm of the necessary premiums.

37

8.3	The Firms shall immediately inform the Client if the said professionally indemnity insurances ceases to be available at commercially reasonable rates and terms or otherwise are not maintained or renewed or for any reason become void or unenforceable.

8.4	The Firm shall within seven days of completion of this Deed provide a copy of it to its insurers for the time being for the purposes of disclosure of the existence of the warranty contained in clause 2.

9.	NOTICES

Any notices to be given by the Firm hereunder shall be deemed to be duly given if it is delivered by hand or sent by registered post or recorded delivery to the Beneficiary at its registered office or principal place of business, and any notice given by the Beneficiary hereunder shall be deemed to be duly given if it is addressed to the Managing Director and delivered by hand or sent by registered post or recorder delivery to the registered office of the Firm.

10.	LIMITATION

The Firm shall have no liability under this Deed in respect of the subject matter of litigation proceedings (other than the enforcement of judgements) which have not been commenced prior to the expiration of twelve years from the date of Issue of the Reports.

11.	VALIDITY

The validity of this Agreement shall be governed by English law and the parties irrevocably agree to submit to the non-exclusive jurisdiction of the English Courts.

IN WITNESS whereof the parties hereto have executed and delivered this Agreement the day and year first before written

This Common Seal of (FIRM))
Was hereunto affixed in the presence of	)

Director

Director/Secretary

38

Executcd as a Deed by [BENEFICIARY]	)
acting by	)

Director

Director/Secretary

39

Annexure 3

(Form of Warranty from Landlord)

21

DATED                                                 2007

SLOUGH TRADING ESTATE LIMITED

- to -

RACKSPACE MANAGED HOSTING LIMITED

DEED OF WARRANTY

relating to

Building 115 Buckingham Avenue

Trading Estate Slough

Ref: PD/TNP/LM/S2884/01010

Nabarro Nathanson

Lacon House

Theobald’s Road

London WC1X 8RW

Tel: 020 75246000

Fax: 01753 512768

THIS AGREEMENT is made the      day of                              2007

BETWEEN

(1)	SLOUGH TRADING ESTATE LIMITED (Company Registration Number 1184323) whose registered office is at 234 Bath Road Slough Berkshire SLl 4EE (“Slough”) and

(2)	RACKSPACE MANAGED HOSTING LIMITED (Company Registration Number 3897010) whose registered office is at 2 Longwalk Road Stockley Park Uxbridge Middlesex UB11 1BA (“the Company” which term shall include all assignees to the extent permitted under this Agreement) (“the Beneficiary”).

WHEREAS

(A)	Slough has carried out the construction of premises known as Building 115 Buckingham Avenue Trading Estate Slough (“the Works”)

(B)	Slough has agreed to provide this warranty in favour of the Beneficiary.

(C)	The Beneficiary has taken a lease of the Works (“the Lease”) and Slough has agreed to enter into this Agreement with the Beneficiary.

Now in consideration of the payment of one pound (£1.00) by the Beneficiary to Slough (receipt of which Slough acknowledges) IT IS HEREBY AGREED AS FOLLOWS:

1.	Slough warrants to the Beneficiary that:

1.1	the Works have been completed to comply with the performance specification or requirements contained in the Health and Safety file;

1.2	the it has carried out and completed the Works in a proper good and workmanlike manner and in compliance with the Specifications, the Health and Safety Plan and the Statutory Requirements.

2.

Without prejudice to the generality of clause 1 Slough further warrants that it the has exercised and will continue to exercise reasonable skill and care to see that materials are specified for use and used in the Works are in compliance with the principles set out in the Ove Arup and Partners guidance document Good Practice in the Selection of Construction Materials, edition current at the date of when the Works were carried out and Slough further warrants that it has used all reasonable skill and care to avoid specifying any materials which are or ought to be known by it:

2.1	by their nature or application contravene any British Standard or British Code of Practice or European Union equivalent current at the time of specification;

2.1.1	be deleterious to the condition of the completed Works; or

2.1.2	carry a material risk to the health and safety of any person involved in the design and/or construction of the works and/or any user and/or occupant of the completed Works.

3.	Without prejudice to the generality of this clause 2 Slough further warrants that it has used reasonable skill and care to see that no substances generally known at the time of carrying out the Works to be deleterious to the structural integrity of the Works or to health and safety have been used in respect of the Works.

4.	This Agreement may be assigned twice after which this Agreement shall be of no further effect save for any antecedent claim.

5.	Any notice to be given by the parties hereunder shall be deemed to be duly given if it is delivered by hand at or sent by recorded delivery to the other party at its registered office or such other address as the party to be served shall have previously notified in writing and in the case of any such notices the same shall if sent by recorded delivery be deemed to have been received forty-eight hours after being posted and if delivered by hand be deemed to have been received at the time of delivery.

6.	The copyright in all drawings, reports, specifications, bills of quantities, calculations and other similar documents provided by Slough in connection with the Works shall remain vested in Slough.

7.	The Beneficiary and any person authorised by the Beneficiary is hereby granted an irrevocable royalty free licence to use and reproduce all the items referred to in clause 6 and all amendments and additions to them which are now or at any time in the future prepared designed or drawn for all purposes relating to the Works provided that Slough shall not be liable for any such use for any purpose other than that for which the item in question was originally prepared by Slough.

2

8.	Slough shall at any time on request allow the Beneficiary and any person authorised by the Beneficiary access to all such items referred to in clause 6 and all amendments and additions to them which are now or at any time in the future prepared designed or drawn and shall provide copies thereof to the Beneficiary or any such person at the expense of the Beneficiary or any such person.

9.	Slough shall no liability whatsoever in relation to the carrying out of the Works after the December 2017.

10.	Slough’s liability under this Agreement shall be limited to that which would be just and equitable having regard to the extent of Slough’s responsibility for the same on the basis that the Beneficiary have or will have the benefit of a warranty from Robert Walpole & Partners (structural engineers) and PD Architects (architects) relating to the Works and given (either before or after the completion of this Agreement) to the Beneficiary.

11.	This Deed shall be governed by English Law and the parties hereby irrevocably submit to the exclusive jurisdiction of the English Courts.

12.	The parties to this Deed do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

IN WITNESS whereof Slough has today executed this Agreement as a Deed and delivered the same.

EXECUTED as a DEED by SLOUGH	)
TRADING ESTATE LIMITED	)
acting by:

Director

Director/Secretary

EXECUTED as a DEED by )
RACKSPACE MANAGED HOSTING LIMITED

3

acting by:	)

Director

Director/Secretary

4

Annexure 4

(Form of Lease and plans)

22

DATED                                                  2007

SLOUGH TRADING ESTATE LIMITED

- to -

RACKSPACE MANAGED HOSTING LIMITED

LEASE

Premises known as

Building 115 Buckingham Avenue

Trading Estate Slough

Nabarro Nathanson

Lacon House

Theobald’s Road

London WC1X 8RW

Ref: PD/TNP/LM/S2884/01010

LAND REGISTRY PARTICULARS

LRl. Date of lease

LR2. Title number(s)

LR2.1 Landlord’s title number(s)

BK411078

LR2.2 Other title numbers

LR3. Parties to this lease

Landlord

SLOUGH TRADING ESTATE LIMITED (incorporated and registered in England and Wales under company number 1184323) the registered office of which is at 234 Bath Road Slough Berkshire SL1 4EE

Tenant

RACKSPACE MANAGED HOSTING LIMITED (incorporated and registered in England and Wales under company number 3897010) the registered office of which is at 2 Longwalk Road Stockley Park Uxbridge Middlesex UB11 1BA

LR4. Property

Building 115 Buckingham Avenue Slough Trading Estate Slough and more particularly described in part 6 of the Particulars to the Lease.

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

LR5. Prescribed statements etc.

None.

i

LR6. Term for which the Property is leased

Twenty years from and including 2007

LR7. Premium

None.

LR8. Prohibitions or restrictions on disposing of this lease

This lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc.

LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

The Tenant’s rights to renew as specified in this lease at clause 8 and clause 9.

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

None.

LR9.3 Landlord’s contractual rights to acquire this lease

None.

LR10 Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

None.

LRll. Easements

LRll.l Easements granted by this lease for the benefit of the Property

The easements granted for the benefit of the Property as specified in this lease at Part 1 of the Second Schedule.

LRl1.2 Easements granted or reserved by this lease over the Property for the benefit of other property

The easements granted or reserved by this lease over the Property as specified in this lease at Part 2 of the Second Schedule

LR12. Estate rent charge burdening the Property

None.

LR13. Application for standard form of restriction

None.

LR14. Declaration of trust where there is more than one person comprising the Tenant

Not applicable.

FIRST SCHEDULE	26
Description of the Building and Fixtures	26
SECOND SCHEDULE	26
Part 1 - The Rights	26
Part 2 - The Exceptions and Reservations	26
THIRD SCHEDULE	27
Obligations of the Surety	27
FOURTH SCHEDULE	29
Rent Review Memorandum	29
FIFTH SCHEDULE	29
Permitted Alterations	29

v

PARTICULARS

1. DATE OF THIS DEED	2007

2. LANDLORD	SLOUGH TRADING ESTATE LIMITED

Registered office	234 Bath Road Slough SL1 4EE

Company Registration No.	1184323

3. TENANT	RACKSPACE MANAGED HOSTING LIMITED

Registered office	2 Longwalk Road Stockley Park Uxbridge Middlesex UB11 1BA

Company Registration No.	3897010

4. ESTATE	the area from time to time comprising the Landlord’s estate known as Trading Estate Slough Berkshire of which the Premises form part

5. PREMISES	the land and building described in Part 1 of the First Schedule and known as Building 115 Buckingham Avenue Slough Trading Estate Slough Berkshire as shown edged red on the Plan

6. COMMENCEMENT DATE	2007

7. TERM	Twenty years together with the period of any continuation or extension of the tenancy granted by this Lease (subject as hereinafter provided)

8. RENT COMMENCEMENT DATE	2007

9. RENT	£543,165 per annum subject to review as provided in this Lease

10. REVIEW DATES	[ ] 2012 and [ ] 2017 and [ ] 2022

11. PERMITTED USE	use as an electronic data exchange centre together with uses ancillary thereto together with ancillary offices or such other purpose within Class B1(c) B2 or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 (as amended or replaced from time to time)

LEASE

THIS LEASE is made on the date and between the parties stated in the Particulars

WITNESSETH AS FOLLOWS:

1.	DEFINITIONS

In this Lease the following expressions have the meanings indicated:

“Accessway”

means the roads and pathways shown hatched brown on the Plan

“Act”

means the Landlord and Tenant (Covenants) Act 1995

“Authorised Guarantee Agreement”

has the meaning defined in and for the purposes of Section 16 of the Act and the form of such agreement shall be as reasonably required by the Landlord

“Base Rate”

means the base rate of National Westminster Bank Plc from time to time (or such other clearing bank as the Landlord shall nominate) or (if such rate shall cease to be published) such other reasonable or comparable rate as the Landlord shall from time to time designate

“Conducting Media”

all sewers drains pipes wires watercourses subways cables ducts apparatus conduits and any other media or works for the conduct or transmission of any service matter or material

“Full Reinstatement Value”

the costs (including demolition professional fees and any value added tax payable) which would be likely to be incurred in carrying out repair or reinstatement to the Premises in accordance with the requirements of this Lease at the time when such repair or reinstatement is likely to take place having regard to current building techniques and materials

“Insured Risks”

means fire lightning earthquake landslip heave subsidence explosion aircraft riot storm tempest flood burst pipes malicious damage impact damage and terrorism (if reasonably available in the insurance market at reasonable commercial rates) and such other insurable risks and on such terms as the Landlord may from time to time reasonably consider necessary but excluding any risks which the Landlord acting reasonably shall decide from time to time not to include in any policy but so that the Landlord shall give at least fourteen days’ prior notice in writing to the Tenant of any risk ceasing to be covered by any policy

“Loss of Rent”

the loss of the rent first reserved by clause 3 for a period of three years having regard to the likely period required for reinstatement or repair in the event of both partial and total destruction and in an amount which would take into account potential increases of rent in accordance with clause 7

“Permitted Alterations”

means the alterations additions and works as specified in the Fifth Schedule

“Permitted Part”

means a part of the Premises provided that at anyone time the number of underlettings of part shall not exceed four in total

“Plan”

the plan annexed hereto

“Planning Acts”

includes the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 and the Planning (Consequential Provisions) Act 1990

“Prescribed Rate”

four per centum above the Base Rate

“Simplified Planning Zone”

means the area of the Estate subject to the Simplified Planning Zone Scheme adopted on 12th November 2004

2.	INTERPRETATION

2.1	The expressions “the Landlord” and “the Tenant” shall wherever the context so admits include their respective successors in title

2.2	Where the Tenant or the Surety (if any) for the time being are two or more persons the terms “the Tenant” or “the Surety” (if any) include the plural number and obligations expressed or Implied to be made by such party are deemed to be made by such persons jointly and each of them severally

2.3	Words importing one gender include all other genders and words importing the singular include the plural and vice versa

2.4	References in this Lease to any statute or legislation (whether specific or general) include any other statute or legislation replacing amending or supplementing the same and any orders regulations bye-laws notices permissions approvals or consents thereunder

3.	DEMISE

The Landlord demises to the Tenant with full title guarantee the Premises together with the Rights referred to in Part 1 of the Second Schedule but subject to the Exceptions and Reservations referred to in Part 2 of the Second Schedule to hold to the Tenant for the Term starting on the Commencement Date yielding and paying therefor during the Term:

3.1	Rent

yearly the Rent (and all increases arising from any review pursuant to the provisions in this Lease for the review of rent) to be paid without any deduction or set off (save as required by law) by equal quarterly payments in advance on the Twenty-fifth day of March the Twenty-fourth day of June the Twenty-ninth day of September and the Twenty-fifth day of December in every year the first payment for the period from and including the Rent Commencement Date up to and including the day immediately preceding the quarter day next after the Rent Commencement Date to be made on the Rent Commencement Date

3.2	Additional Rent

As additional rent first such amounts (if any) as are referred to in clause 4.15 to be paid as there stated and recoverable by distress in the same way as rent in arrear unless there is at such time a dispute between the Landlord and the Tenant about such sums and secondly a sum or sums of money equal to the reasonable expense incurred by the Landlord in effecting or maintaining insurance in accordance with clause 5.2 as the Landlord shall from time to time effect such insurance for the Landlord’s benefit in the Full Reinstatement Value against the Insured Risks and the Loss of Rent such sum or sums to be paid within seven days of demand

4.	TENANT’S COVENANTS

The Tenant covenants with the Landlord as follows:

4.1	Payment of rents

To pay the respective rents and sums of money reserved and made payable at the times and in the manner in which the same are set out or referred to in clause 3 without any deduction or set off (save as required by Law) and to make all such payments to the Landlord on the due date through the bankers of the Tenant by the Bankers Automated Clearing System or other similar system

4.2	Interest on late payments

If the Tenant shall fail to pay any rents or any other sum payable under this Lease within seven days of when the same is due (whether in the case of the yearly rent formally demanded or not) to pay to the Landlord as additional rent (but without prejudice to any other rights of the Landlord including those under clause 6) interest on all such rents or other sums from the due date for payment until the date actually paid at the Prescribed Rate current at such due date and any such interest shall be recoverable by the Landlord as rent in arrear

4.3	Payment of rates

4.3.1	To indemnify -the Landlord against all existing and future rates or other outgoings whatsoever imposed or charged upon the Premises or upon the owner or occupier in respect of the Premises in respect of the Term

4.3.2	To pay and be responsible for all electricity gas and other services to the Premises during the Term

4.4	Exterior maintenance

In every third year of the Term and in the last year of the Term to prepare and paint the outside of the building erected on the Premises where usually or previously so painted in a good and workmanlike manner and otherwise properly to clean treat and decorate other parts of the outside of the said building as the same ought to be cleaned treated and decorated (such painting and decorating to be carried out in colours and patterns first approved by the Landlord) Provided That nothing in this Lease shall require the Tenant to carry out such cleaning, treating or decoration to the outside of the said building more than once in any period of eighteen months

4.5	Interior painting

In every fifth year of the Term and in the last year of the Term to prepare and paint all the interior of the said building where usually or previously so painted in a good and workmanlike manner (all such painting in the last year of the Term to be carried out in colours approved by the Landlord such approval not to be unreasonably withheld or delayed)

4.6	Repair

4.6.1	Well and substantially to repair and maintain the Premises (damage by any of the Insured Risks excepted save to the extent that the insurance moneys are withheld or the policy avoided by reason of any act or omission on the part of the Tenant or any undertenant or any employee contractor or invitee of either of them) and at all times to keep the same in good and substantial repair and condition and so repaired cleaned and maintained and further to keep all unbuilt parts of the Premises clean and tidy and free from rubbish and waste materials

4.6.2	Subject to clause 4.6.3 to keep such part of the Premises (if any) as is hatched green on the Plan as well-maintained landscaped areas and in accordance with any reasonable general scheme for the Estate from time to time implemented by the Landlord

4.6.3	If the Landlord so requires at any time or from time to time not to do the things referred to in clause 4.6.2 (or such of them as may be notified to the Tenant) but instead to pay to the Landlord within seven days of written demand the reasonable costs incurred by the Landlord in doing so

4.7	Yielding Up

At the expiration or sooner determination of the Term to yield up the Premises in good and substantial repair in accordance with material compliance by the Tenant with its obligations under this Lease and subject to clause 4.8.3 to remove such tenant’s trade fixtures and fittings and any signs erected by or at the instance of the Tenant making good any damage to the Premises caused by such removal

4.8	Reinstatement

4.8.1	Before the expiry of the Term (unless the Tenant has exercised the option contained in clause 8 or clause 9 and subject to clause 4.8.3) the Tenant shall carry out such works of reinstatement as shall be necessary in order to ensure that the Premises conform with the description of contained in the First Schedule

4.8.2	All such works shall be carried out to the reasonable satisfaction of the Landlord and the Tenant shall apply for any necessary planning permission or approval which may be required to carry out such works under the Planning Acts or other legislation

4.8.3	If before the expiry of the Term the Landlord shall have entered into a binding commitment with a third party to take a lease of or to purchase the Premises with the benefit of any Permitted Alterations then the provisions of this clause 4.8 and the obligation then to remove shall be of no further effect but the Tenant shall be nonetheless required to obtain and deliver to the Landlord evidence that any such Permitted Alterations left at the Premises comply with the legislative requirements relating to the safe use of such items

4.9	Landlord’s access

4.9.1	To permit the Landlord or its agents by prior appointment (which shall not be unreasonably withheld or delayed) with the Tenant on not less than two (2) working day’s notice (or with such notice in an emergency as may be reasonably possible) during the Term during reasonable hours in the day (or at any time in the case of emergency) with or without workmen and others to enter the Premises for the purpose of ascertaining that the covenants and conditions of this Lease have been performed and observed by the Tenant and examining (including where reasonable so to do opening up floors walls and ceilings where necessary to examine) the state of repair and condition of the Premises or for the purpose of taking inventories of the Landlord’s fixtures or of carrying out works on the adjoining property of the Landlord to the extent that such works cannot reasonably be carried out without material additional cost and of exercising any of the Exceptions and Reservations referred to in Part 2 of the Second Schedule Provided That the Landlord shall make good any damage caused by such entry and the exercise of such rights

4.9.2	Where the Tenant has granted the Landlord access to the Premises under the provisions of clause 4.9.1 or the Part 2 of the Second Schedule the Landlord shall:-

(i)	be accompanied at all times by such representative(s) of the Tenant as the Tenant shall reasonably decide is reasonably required

(ii)	comply with the Tenant’s reasonable security requirements

(iii)	procure that the Tenant’s business is not adversely affected

4.10	Default remedies of the Landlord

If within three months after service of a notice from the Landlord requiring the Tenant to remedy any breach of covenant relating to the state of repair or condition of the Premises to the carrying out of any works or actions (or earlier in case of emergency) the Tenant shall not have completed such works or actions then to permit the Landlord to enter upon the Premises and execute all or any such works or actions and the Landlord’s reasonable costs and expenses (including the Landlord’s surveyors and other professional fees in connection therewith) together with interest thereon at the Prescribed Rate current at the date one month after service of such notice for the period from that date to the date of payment shall be a debt due from the Tenant to the Landlord and be forthwith recoverable as rent in arrear

4.11	Signs

Save as otherwise provided for in this Lease, not to erect any pole, mast, aerial or satellite dish or erect or display any sign notice board or advertisement on any part of the Premises except a sign and a reasonable number of aerials (not exceeding three in total) and a reasonable number of satellite dishes (not exceeding three in number and not exceeding 1.5 metres in diameter as previously approved by the Landlord) as may from time to time be approved by the Landlord indicating the name of the Tenant in a position approved by the Landlord any such approvals to be in writing and not to be unreasonably withheld or delayed with all such signage aerials and satellite dishes being removed and all damage to the Premises made good in doing so at the end or sooner determination of the Term (unless the Tenant has exercised the option contained in Clause 8 or clause 9)

4.12	Use

4.12.1	Not to use the Premises or any part thereof otherwise than for the Permitted Use and not at any time to store anything on any part of the Premises outside the building erected thereon

4.12.2	To use only for the parking of vehicles those parts of the Premises designated for such purpose save that the Tenant shall be entitled to keep such plant and equipment as is reasonably required in the yard at the rear of the Premises adjacent to Malton Avenue provided such plant and equipment is required to enable the Tenant to use the building part of the Premises as an electronic data centre and subject to the Tenant installing screening of the plant and equipment as previously approved in writing by the Landlord (such approval not to be unreasonably withheld or delayed) and provided further the Tenant obtains all relevant consents (including planning consent) for such plant and equipment

4.13	Nuisance

4.13.1	Not to use the Premises or any part of them for any illegal purpose nor to carry out on or from the Premises any noxious dangerous or offensive act activity or business nor anything which may be or become a nuisance damage to the Landlord or any of its tenants or the occupiers of any premises in the neighbourhood and in particular to use all reasonable endeavours to minimise any electronic or radio interference with any adjoining or neighbouring premises provided that the Tenant’s use of the Premises in a proper and lawful manner as an electronic data centre shall not be a breach of this clause

4.13.2	Not to do anything which would or might lead to any contamination of the Premises or pollution of the environment or lead to the pollution obstruction damaging or overloading of the Conducting Media and to carry out (or at the Landlord’s election to pay to the Landlord the proper costs and fees of carrying out) all works necessary to remedy any such contamination or pollution or to remove the source of the contamination or pollution save that the Tenant shall not be liable for any contamination or pollution affecting the Premises prior to the date of this Lease or if earlier the date of the Tenant’s occupation of the Premises nor shall the Tenant be liable for any contamination or pollution caused by any third party (unless such third party is under the control or direction of the Tenant) or any contamination or pollution which derives from any other property not within the Premises

4.13.3	Where it is shown that the Tenant has failed to observe any of the obligations in this clause 4.13 to pay to the Landlord the reasonable and proper costs incurred by it in obtaining such reports as the Landlord may reasonably require to establish what damage or harm may have been caused to the Premises or other property of the Landlord and the remedial cleaning or other works necessary

4.13.4	Not to discharge or allow to enter into any underground or other waters any poisonous noxious or harmful effluent liquid or substance

4.14	Estate Regulations

To observe such reasonable regulations as may from time to time be made by the Landlord for the purposes of good estate management and notified to the Tenant in writing provided nothing in such regulations shall purport to amend the terms of this Lease and in the event of any inconsistency between the terms of this Lease and the regulations then the terms of this Lease shall prevail

4.15	Estate Costs

4.15.1

To pay to the Landlord from time to time within 7 days of demand a fair and reasonable proportion (as properly certified by the Landlord’s surveyor to be proper) of the costs (similarly certified) properly and reasonably incurred in the management of the Estate (such management to benefit the Premises) including the upkeep of landscaped areas and security measures the reasonable fees of the Landlord or the Landlord’s managing agents and including any costs reasonably anticipated by the Landlord to be incurred by the Landlord in the future (but not in respect of a period exceeding one year in advance) in respect of any of the matters referred to in this sub-clause Provided Always that there shall not be included within such costs any costs, expenses or charges whatsoever attributable to any of the following:-

(a)	the making good of damage or destruction caused by any of the Insured Risks save to the extent that insurance monies are withheld by reason of any default or omission on the part of the Tenant or any undertenant or any of their respective employees contractors licensees or invitees

(b)	the initial capital provisions of any amenity facility plant equipment or machinery;

(c)	any matter which is or would be the direct responsibility of any tenant or occupier of any part of the Estate (other than any areas provided for the common use of the Tenants and occupiers of the Estate) were such part or parts of the Estate to be occupied under the terms of a lease on substantially the same terms as this Lease whether or not such part or parts is or are vacant or occupied by the Landlord at the relevant time;

(d)	any costs fees or charges which relate to the collection or recovery of rents or service charges or other sums from tenants or occupiers of other parts of the Estate or the letting of any such premises

4.15.2	The Tenant or its representatives shall be entitled (upon giving reasonable notice in writing) to receive copies of and to inspect receipts, vouchers and accounts relating to the costs referred to in clause 4.15.1 above

4.16	Acts prejudicial to insurance

4.16.1	Not to do anything as a result of which any policy of insurance against damage to the Premises or to any neighbouring premises may be prejudiced or payment of the policy moneys may be withheld in whole or in part or whereby the rate of premium in respect of any such insurance may be increased unless the Tenant agrees to meet such increased provision and to give notice to the Landlord forthwith upon the happening of any event which might affect any insurance policy relating to the Premises

4.16.2	In relation to the insurance effected by the Landlord in respect of the Premises to pay to the Landlord any reasonable excess arising out of standard commercial insurance for the Insured Risks required by the insurers or reasonably requested by the Landlord within seven (7) days of written demand by the Landlord following any damage or destruction by any Insured Risks where such excess would be applicable to any claim in respect of such damage or destruction

4.17	Safeguarding the Premises

4.17.1	With respect to fire precautions and safeguarding the Premises against damage by any of the Insured Risks or otherwise to comply with all requirements of the insurers of the Premises or the relevant insurance brokers or of the fire brigade or local authority and the reasonable requirements of the Landlord

4.17.2	Not to store or bring on to or allow to remain on the Premises any article substance or liquid of a specially combustible inflammable or explosive nature or which may be a source of contamination unless required as part of the Permitted Use and subject to the Tenant complying with all regulatory requirements

4.17.3	To give written notice to the Landlord upon the Tenant becoming aware of the occurrence of any contamination of the Premises and also upon the occurrence of any pollution of the environment in breach of any legislative provision caused by any use of or action or activity on the Premises

4.18	Planning Applications

Not without the prior written consent of the Landlord to make any application for any consent under the Planning Acts but if such application is for consent to do anything which the Tenant is permitted to do under this Lease (or where the approval of the Landlord is first required and the Landlord has approved the doing of such thing) such consent shall not be unreasonably withheld or delayed

4.19	Alterations

Save as hereinafter provided not to erect or place any new building or structure whatsoever on the Premises (including any temporary or moveable building or structure) or make any alteration whether structural or otherwise or any addition to the Premises or to the building erected thereon or to any buildings which may be erected on the Premises Provided That the Tenant may from time to time:-

(i)	with the written consent of the Landlord (such consent not to be unreasonably withheld or delayed) carry out from time to time Permitted Alterations of the type as specified in Part 2 of the Fifth Schedule; and

(ii)	may carry out from time to time Permitted Alterations of the type specified in Part 1 of the Fifth Schedule without the consent of the Landlord but shall within fourteen days of carrying out any such Permitted Alterations provide to the Landlord a sufficient and detailed specification and drawings applicable thereto

4.20	Statutory obligations

4.20.1	At the Tenant’s expense to comply in all respects with the provisions of all statutes and legislation (whether now or subsequently in force) affecting or applicable to the Premises or their use and forthwith to give notice to the Landlord of any notice direction or order made by any local or competent authority provided that the Tenant shall not be liable for any contamination or pollution caused or existing at the date of this Lease or caused by any third party (unless such third party is under the control or direction of the Tenant) or any contamination or pollution) which derives from any other property not within the Premises

4.20.2	The Tenant shall maintain a health and safety file for any works carried out to the Premises and shall comply with the Construction (Design and Management) Regulations 1994 in respect thereof and provide to the Landlord within 10 working days of request a copy of such file

4.20.3	Upon any assignment or underlease permitted by this Lease to supply to the assignee or subtenant any health and safety files and/or operating manuals (or copies thereof)

4.21	Alienation

4.21.1	Not to assign or share (save as hereinafter provided) or part with the possession or occupation of any part of the Premises nor to permit any such dealing under a permitted underlease

4.21.2	Not to hold or occupy the Premises or any part as nominee trustee or agent or otherwise for the benefit of any other person

4.21.3	Not to assign the Premises without the prior consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed) where the provisions hereinafter contained are satisfied.)

4.21.4	On any assignment:

(a)	lf the assignee (taking into account the covenant strength of any guarantor or other additional security provided by such assignee) is of less financial standing than the original Tenant at the date of the grant of this Lease the Tenant will enter into an Authorised Guarantee Agreement which will be prepared by or on behalf of the Landlord and at the reasonable cost of the Tenant and under which the assignor will agree (inter alia) with the Landlord:

(i)	that it is liable as sole or principal debtor in respect of all obligations to be owed by the assignee under the Tenant Covenants (as defined in Section 28 of the Act) in this Lease

(ii)	to be liable as guarantor in respect of the assignee’s performance of the Tenant Covenants (as above defined) in this Lease (provided that such liability shall be no more onerous than the liability to which the assignor would be subject in the event of its being liable as sole or principal debtor in respect of the obligations owed by the assignee under the said Tenant Covenants)

(iii)	in the event of this Lease being disclaimed to enter into a new lease of the Premises the term of which shall expire simultaneously with the date upon which (but for any disclaimer) this Lease would have expired by effluxion of time (and not by any other means) and the Tenant Covenants shall be identical to (mutatis mutandis but in any event no more onerous than) the Tenant Covenants in this Lease and if the Landlord does not require the assignor to accept a new lease of the Premises within 90 days of the date of the disclaimer then to pay to the Landlord within seven days of written demand an amount equal to the rents for the period commencing on the date of such disclaimer (allowance being made for any sums actually received from the then tenant) and ending on whichever is the earlier of the following dates:-

(a)	the date six months after the date of the disclaimer; and

(b)	the date (if any) upon which the Premises are re-let

in full and final settlement for any liability of the assignor to the Landlord pursuant to the Authorised Guarantee Agreement

(b)	if it is reasonable of the Landlord to require the same the Tenant shall obtain an acceptable guarantor or guarantors for any person to whom this Lease is to be assigned who will covenant with the Landlord on the terms (mutatis mutandis) set out in the Third Schedule

(c)	if it is reasonable of the Landlord to require the same the proposed assignee will prior to the assignment enter into such reasonable rent deposit arrangement and/or provide such additional security for performance by the proposed assignee of its obligations under this Lease as the Landlord may reasonably require

(d)	the proposed assignee shall enter into a covenant with the Landlord to pay the rents reserved by and perform and observe the covenants on the part of the Tenant contained in this Lease

4.21.5	Clause 4.21.4 shall operate without prejudice to the right of the Landlord to impose any further conditions upon a grant of consent where such condition is reasonable

4.21.6

(a)	Not to underlet the whole of the Premises or any Permitted Part without the prior consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed) otherwise than at a rent which is not less than the open market rental value of the Premises or the relevant Permitted Part without a fine or premium and with provision for upwards only rent reviews coinciding with the reviews under this Lease unless the Premises are being used at that time for the purpose of a data centre and in such circumstances any rent review shall be at a frequency in accordance with market practice for data centres at that time but in any event in all other respects with materially the same covenants and conditions as are contained in this Lease

(b)	Not to vary the terms of any underlease permitted under this clause 4.21.6 without the Landlord’s written consent and throughout the term of any underlease to require the undertenant at all times to perform and observe the Tenant’s covenants (except as to the payment of rent) and the conditions contained in this Lease

4.21.7	The Tenant shall not grant an underlease of a Permitted Part or the Subletting (as referred to in clause 4.21.9 (a) unless:

(a)	Before the undertenant enters into the underlease or becomes contractually bound to do so the underlease is validly excluded from the operation of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 in accordance with the provisions of section 38A of that Act and the relevant schedule of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003; and

(b)	The Tenant shall supply the Landlord with a copy (certified by solicitors as a true copy of the original for this purpose) of the notice served by it and the undertenant’s statutory declaration pursuant to section 38A of that Act

4.21.8	The Landlord may as a condition for giving its consent for any permitted underletting require the proposed underlessee to enter into a direct covenant with the Landlord to perform and observe the Tenant’s covenants and the conditions contained in this Lease (save as to payment of rent) in so far as they relate to the underlet premises

4.21.9	Upon the Landlord consenting to an underletting of the Premises or a Permitted Part procure that the underlessee covenants with the Landlord:

(a)	not to assign (or agree to do so) any part of the Premises (as distinct from the whole) and not to charge or underlet or share or (save by way of an assignment of the whole) part with possession of or permit any person to occupy the whole or any part of the Premises provided that one sub underletting of the whole of the Premises (“Subletting”) shall be permitted (but no more than once) subject always to compliance with the provision of this clause 4.21 (as applicable) and

(b)	not to assign (or agree to do so) the whole of the Premises without the prior consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed)

4.21.10	To notify the Landlord in writing with relevant details within fourteen days of any rent payable under an underlease being reviewed

4.21.11	In the event that any circumstances or conditions specified in clause 4.21.4 above are framed by reference to any matter falling to be determined by the Landlord (or by any other person) if the Tenant disputes such determination then either the Landlord or the Tenant shall be entitled to require the matter or matters in question to be referred to an independent expert who in the absence of agreement between the parties shall be appointed on the application of either party by the President of the Royal Institution of Chartered Surveyors and the determination of such independent expert shall be conclusive as to the matter or matters in question and shall be final and binding on the parties and his costs shall be met by the parties in such proportions as the independent expert shall determine

4.21.12	The Tenant shall be entitled without obtaining any consent from the Landlord to permit another company or companies (in this clause 4.21.12 called a “Company”) to occupy as licensee part or parts of the Premises if and so long as that Company is a member of the same group of companies as the subsidiary or the holding company or a company who has the same holding company as the Tenant (the terms subsidiary and holding company as being defined in accordance with Section 736 of the Companies Act 1985) and the conditions set out in the remainder of this clause 4.21.12 continue to be fulfilled

(a)	no relationship of landlord and tenant shall arise out of such occupation and that no rights will accrue to such occupier pursuant to the Telecommunications Act 1984

(b)	written notice shall be given to the Landlord by the Tenant within 14 days of the Landlord’s written request no more than once every calendar year as to the identity of any occupiers pursuant to this clause 4.12.12

4.21.13	The Tenant may without the need for consent share occupation of the Premises with its co-location/hosting customers provided such arrangements are by way of licence only materially in accordance with the standard co-location/hosting licences/agreements of the Tenant for the time being and do not confer a tenancy or any relationship of landlord and tenant

4.22	Registration of dealings

4.22.1	Within one month after the execution of any assignment transfer or underlease permitted under this Lease or any assignment of such underlease or after any devolution by will or otherwise of the Term or after any other dealing with this Lease (save for any sharing pursuant to clause 4.21.12) to supply a certified copy of the deed or instrument effecting the same to the Landlord and to pay such reasonable fee (not exceeding £30) as the Landlord may require for registration

4.22.2	If this Lease and/or rights granted or reserved by this Lease are or should be registered at the Land Registry under the Land Registration Act 2002 then the Tenant shall:

(a)	register this Lease (and the Landlord shall provide and reasonable assistance to respond to any requisitions which may be made by the Land Registry in respect of the Landlord’s freehold title and procure for the Lease is registered with absolute leasehold title) and any transfer or other registerable disposition of this Lease at the Land Registry within one month of the date of the grant of this Lease or the date of the instrument of transfer or other disposition requiring registration (as the case may be);

(b)	procure that all rights granted or reserved by this Lease are properly noted against the affected titles (if any); and

(c)	within one week of notification of the registration of the grant transfer other registerable disposition of this Lease or notice against the affected titles (as the case may be) deliver to the Landlord official copies of the registered titles.

4.22.3	Immediately after the end of the Term (and notwithstanding that the Term has ended) the Tenant shall make an application to close the registered title of this Lease and shall ensure that any requisitions received by the Land Registry in connection with that application are dealt with promptly and properly. The Tenant shall keep the Landlord informed of the progress and completion of its application

4.23	Reletting and sale boards

Unless the Tenant shall have exercised the option to renew this Lease contained in Clause 8 or clause 9 to permit the Landlord or its agents within the last six months of the Term to enter upon the Premises and to affix upon any suitable part a notice board for reletting or selling the same and not to remove or obscure the same and to permit all persons authorised in writing by the Landlord or its agents to view the Premises during business hours in the daytime subject to the same provisions as are set out in clause 4.9 (mutatis mutandis)

4.24	Costs of licences and notices as to breach of covenant

4.24.1

To pay on demand the Landlord all reasonable and proper costs charges and expenses (including professional fees (and for the avoidance of doubt the costs of any environmental reports or audits)) properly incurred by the Landlord arising out of any application made by the Tenant for any consent or approval of the Landlord or any breach of the Tenant’s covenants or the preparation and service of a schedule or interim schedule of dilapidations or any notice which the Landlord may serve on the Tenant whether served before or after (but within 3 months of) the determination of this Lease (including a notice under Section 146 of the Law of Property Act 1925) requiring the Tenant to remedy any breach of any of its covenants or arising out of or in connection with any proceedings referred to in Section 146 or 147 of that Act notwithstanding that forfeiture may be avoided otherwise than by relief granted by the Court

4.24.2	The Tenant shall not be required to pay any costs incurred by the Landlord where the Landlord has unreasonably withheld its consent after an application from the Tenant

4.25	Indemnity

4.25.1	Save to the extent covered by an insurance policy effected by the Landlord to be responsible for and to indemnify the Landlord against all losses damages costs expenses claims and proceedings incurred by or made against the Landlord from a claim by a third party (“Action”) arising out of any breach by the Tenant of any of its obligations arising by virtue of this Lease Provided That the Landlord:-

(a)	shall give the Tenant notice and details of any Action promptly after becoming aware of it;

(b)	the Tenant may make written representations to the Landlord about any negotiations relating to the settlement of any Action;

(c)	the Landlord shall (subject to the overriding requirements and or actions and or requirements of its insurer) not settle or compromise any such Action without the consent of the Tenant such consent not to be unreasonably withheld or delayed

4.26	VAT

To pay to the Landlord upon demand any value added tax chargeable upon:

4.26.1	any supply made by the Landlord to the Tenant pursuant to this Lease so that all consideration for any such supply is exclusive of value added tax

4.26.2	any supply (whether made to the Landlord or to a third person) where pursuant to this Lease the Tenant is required to pay to the Landlord any sum in respect of any costs fees expenses or other expenditure or liability (of whatever nature) in connection with that supply except to the extent that any such value added tax may be recoverable by the Landlord from HM Customs & Excise and where it is able so to do the Landlord shall provide the Tenant with a valid VAT invoice addressed to the Tenant in respect of any such payment

4.27	Defects

To inform the Landlord immediately in writing of any defect in the Premises which might give rise to a duty imposed by common law or statute on the Landlord becoming known to the Tenant and to indemnify the Landlord against all actions costs claims and liabilities suffered or incurred by or made against the Landlord in respect of the Premises under the Defective Premises Act 1972 (subject to the terms of the proviso to Clause 4.25 (mutatis mutandis)

4.28	Prohibited uses

Not to use or carry out from the Premises or any part thereof any electroplating panel beating or spray painting

5.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant:

5.1	Quiet enjoyment

That the Tenant performing and observing the covenants conditions and agreements contained in this Lease shall and may peaceably and quietly hold and enjoy the Premises during the Term without any lawful interruption or disturbance by the Landlord or any person rightfully claiming through or under it

5.2	Insurance

At all times during the Term to keep the Premises insured in the Full Reinstatement Value against the Insured Risks and if the Premises are damaged or destroyed by any of the Insured Risks the Landlord will diligently with all convenient and practicable speed repair or reinstate the Premises using such materials as are then appropriate subject to all necessary consents and licences being obtained which the Landlord shall use all its reasonable endeavours to obtain without delay and making up any shortfall from its own funds (save where such shortfall arises due to any act or default of the Tenant)

Provided that:

5.2.1	the Landlord’s obligations under this covenant shall cease if the insurance shall be rendered void or the policy moneys wholly withheld by reason of any act or default of the Tenant or any undertenant

5.2.2	if the policy moneys are withheld in part by reason of any act or default of the Tenant or any undertenant the Landlord shall apply any policy money it receives under the insurance for the Insured Risks towards the repair or reinstatement of the Premises and the Tenant shall pay to the Landlord the amount of policy monies so refused due to the act or default of the Tenant

5.2.3	if the Premises following any destruction or damage shall not have been repaired reinstated or replaced in accordance with the foregoing covenants so as to render the Premises fit for occupation or use (and so as to accord materially with the description in the First Schedule and ignoring any need for reinstatement of the Tenant’s fit out) within a period of two years eleven months from the date of destruction or damage the Tenant may thereafter by giving one month’s notice in writing determine this Lease but without prejudice to the rights of either party in respect of any antecedent claim or breach of covenant and all insurance money shall be the absolute property of the Landlord

5.2.4	Where the works of repair and reinstatement of the Premises are substantial works, the Landlord shall procure that the professionals and contractor involved with such works shall acknowledge a duty of care with the Tenant materially in accordance with the Contracts (Rights of Third Parties) Act 1999 in respect of the functions fulfilled by such professionals and contractor on practical completion of the works of reinstatement and repair

5.3	Insurance details

5.3.1	To provide upon written request from the Tenant but not more than once in any twelve month period or at any time on a material change to the policy under which the Premises are insured

5.3.2	To use its reasonable endeavours to procure that every policy of insurance effected by the Landlord contains a non-invalidation clause for the benefit of the Tenant any undertenant or any other occupiers.

5.3.3	To use its reasonable endeavours to obtain written confirmation from the Landlord’s insurers that they have agreed to waive all rights of subrogation against the Tenant and any undertenant and/or any lawful occupier

5.4	Accessway

5.5	To keep the Accessway in a reasonable state of repair and condition

6.	CONDITIONS

Provided always and it is hereby agreed and declared as follows:

6.1	Re-possession on Tenant’s default

If at any time during the Term:

6.1.1	the rents reserved by this Lease or any of them or any part of them shall be in arrear for twenty-one (21) days after the same shall have become due (whether in the case of the Rent it is legally demanded or not) or

6.1.3	within one month of written notification from the Landlord to the Tenant that the Tenant has failed or neglected to perform or observe any of the covenants conditions or agreements on its part to be performed and observed contained in

(a)	this Lease; or

(b)	any licence approval or consent given by the Landlord to the Tenant in relation to the Premises; or

(c)	in any other deed supplemental to this Lease or by which this Lease may be varied the Tenant has not started to take reasonable measures to rectify the breach contained in the written notification from the Landlord

6.1.4	the Tenant either shall (being a corporation) have an application made for an administration order (whether or not at its instance) or enter into liquidation whether compulsory or voluntary (not being a voluntary liquidation for the purpose of reconstruction only) or (being an individual) become bankrupt or

6.1.5	the Tenant shall make any arrangement or composition with creditors or suffer any distress or execution to be levied on property of the Tenant or have an encumbrancer take possession or a receiver appointed in respect of the same then and in any such case it shall be lawful for the Landlord (or any person or persons duly authorised by it in that behalf) to re-enter into or upon the Premises and thereupon the Term shall absolutely cease and determine but without prejudice to the rights and remedies of the Landlord in respect of any antecedent breach by the Tenant of any of the covenants conditions or agreements contained in this Lease

6.2	Benefit of insurance and abatement of rent

6.2.1	The benefit of all insurance effected by the Landlord under this Lease or otherwise in respect of the Premises shall belong solely to the Landlord but if the Premises the Accessway or any part of them shall at any time be destroyed or damaged by any of the Insured Risks so as to be unfit for occupation or use then and in every such case (unless and to the extent only that the Landlord’s policy of insurance in relation to the Premises shall have been rendered void or the policy moneys withheld by reason of the act default or omission of the Tenant or any undertenant or any of their respective employees contractors licensees or invitees) the rent first reserved by this Lease or a fair and just proportion thereof according to the nature and extent of the damage sustained shall be suspended and cease to be payable until the Premises shall have been repaired or reinstated and made fit for occupation or use (and so as to accord materially with the description in the First Schedule and ignoring any need for reinstatement of the Tenant’s fit out) in accordance with clause 5.2 or until the expiration of three years (or such longer period as may be provided for in the policy of insurance for Loss of Rent) from the destruction or damage whichever first occurs

6.2.2	No account shall be taken of damage in relation to any alteration or improvement to the Premises carried out otherwise than by the Landlord unless such alteration or improvement has in fact been taken into account in effecting both the insurance of the Premises and the insurance in respect of the Loss of Rent

6.2.3	Any dispute between the Landlord and the Tenant concerning the proportion or duration of the suspension or cesser shall be determined by an arbitrator appointed in default of agreement between the Landlord and the Tenant on the application of either of them by the President of the Royal Institution of Chartered Surveyors and any such reference shall be a submission to arbitration within the Arbitration Act 1996

6.3	Notices

The provisions of Section 196 Law of Property Act 1925 (as amended) shall apply to the giving and service of all notices and documents under or in connection with this Lease

6.4	Contracts (Rights of Third Parties) Act 1999

Unless expressly stated nothing in this Lease will create any rights in favour of any person pursuant to the Contracts (Rights of Third Parties) Act 1999

7.	RENT REVIEW

7.1	In this clause:

“ Assumptions”

means the assumptions that:

(a)	the Premises are as detailed in the First Schedule and in good and substantial repair and condition and include both the land shown edged red and edged blue on the Plan and that the area shown edged blue on the Plan is laid and can be used for car parking purposes

(b)	the Tenant and any sub-tenant have complied with all their respective covenants and obligations imposed by this Lease on each of them

(c)	all parts of the Premises are fit and ready to be fitted out for use for the Permitted Use and that consent under the Planning Acts exists for the use of the Premises as a data centre but with the power supply as described in the First Schedule

(d)	the rent at which the Premises could reasonably be expected to be let is that which would be payable after the expiry of any rent free period or after the receipt of such other rent concession or inducement in each case by way of allowance in respect of the fitting out of the Premises for a warehouse use or a data centre as may be negotiated in the open market between a landlord and a tenant upon a letting of the Premises but not so as to rentalise the Tenant’s actual fitting out or other works actually undertaken nor to disregard any capital payment rent free period or other inducement which would then be available to an incoming tenant in the market at that time

(e)	no work has been carried out on the Premises by the Tenant during the Term which has diminished the rental value of the Premises and

(f)	any damage to or destruction of the Premises or any means of access to them has been fully reinstated

“Current Rent”

means the yearly rent reserved by this Lease (disregarding any suspension of rent under any other provision of this Lease) as varied from time to time pursuant to this clause

“Matters to be Disregarded”

means each of the following matters so far as they may affect rental value:

(a)	the fact that the Tenant or any sub-tenant has previously been in occupation of the Premises

(b)	any goodwill attaching to the Premises by reason of the carrying on of the business of the Tenant or any sub-tenant at the Premises and

(c)	any improvement to the Premises carried out by the Tenant or any subtenant whether during the term or during any prior period of occupation whether under any lease licence or other occupational arrangement other than improvements effected at the expense of the Landlord (and for this purpose any rent free period allowed to the Tenant shall not constitute any payment by the Landlord) or pursuant to any obligation to the Landlord whether under the provisions of this Lease or any other deed or document

(d)	all alterations and additions made to the Premises by the Tenant whether during the term or during any prior period of occupation whether under any lease licence or other occupational arrangement

(e)	all alterations and additions made to the area shown edged blue on the Plan

“New Rent”

as at any Review Date means the higher of:

(a)	the Current Rent immediately before that Review Date and

(b)	the Rental Value as at that Review Date

“President”

means the President for the time being of the Royal Institution of Chartered Surveyors

“Rental Value”

as at any Review Date means the open market rental value of the Premises at that Date:

(a)	as agreed by the Landlord and the Tenant or

(b)	as determined by a Valuer pursuant to the provisions of this clause

“Valuer”

means a chartered surveyor who has not less than ten years experience in the valuation, leasing and sale of data centre warehouse and industrial premises and who is acquainted with the market in the area in which the Premises are located

7.2	The New Rent shall be payable from and including each Review Date

7.3	If the Landlord and the Tenant do not agree upon the amount of the Rental Value by a date being three months before the relevant Review Date either the Landlord or the Tenant may require the Rental Value to be determined by a Valuer

7.4	Both the Landlord and the Tenant may require the Rental Value to be determined by a Valuer even if no attempt has been made to agree the Rental Value

7.5	Where the Rental Value is to be determined by a Valuer and the Landlord and the Tenant do not agree as to his appointment within fourteen (14) days of either of them putting forward a nomination to the other such Valuer shall be appointed at the request of either party by the President

7.6.1	The Valuer shall act as an expert and not as an arbitrator and his decision (including any decision as to the costs of such determination) shall be final and binding on the parties. The costs of appointment and fees of the Valuer shall be paid in such proportion as the Valuer directs or if no direction is made then equally by the Landlord and the Tenant

7.6.2	The Valuer shall upon appointment either by the parties or the President be required upon his determination to provide a reasoned award to the Landlord and the Tenant

7.7	Notwithstanding that the Valuer shall act as an expert the Landlord and the Tenant shall each be entitled to make representations and counter-representations to such Valuer a copy of which shall be supplied by the Valuer to the other of them and in making an award as to costs the Valuer shall have regard to the representations and counter-representations made to him

7.8	The Valuer shall determine the Rental Value as the yearly open market rental value at which the Premises as a whole might reasonably be expected to be let by one lease with vacant possession in the open market by a willing lessor to a willing lessee for a term of years equal in length to the balance unexpired of the Term as at the relevant Review Date and on the terms and conditions of a lease which are otherwise the same as this Lease except as to the actual amount of the Current Rent (but including provisions for the review of the rent on the terms and frequency provided for in this Lease) and the date on which the term commences and making the Assumptions but taking no account of the Matters to be Disregarded

7.9	If by the relevant Review Date the New Rent has not been ascertained (whether or not negotiations have commenced) the Tenant shall continue to pay the Current Rent on each day appointed by this Lease for payment of Rent until the New Rent has been ascertained and upon such ascertainment of the New Rent the Tenant will pay to the Landlord as arrears of rent due on the date seven (7) days after the date of ascertainment an amount equal to the difference between the New Rent and the Current Rent actually paid for the period since the relevant Review Date together with interest on the difference at four per centum below the Prescribed Rate calculated for the relevant Review Date

7.10	In no event shall the yearly rent payable by the Tenant to the Landlord after the relevant Review Date be less than the yearly rent payable by the Tenant to the Landlord immediately before such relevant Review Date

7.11	A memorandum in the form set out in the Fourth Schedule of any increased rent determined pursuant to this clause 7 shall as soon as may be after such determination be prepared in duplicate and signed by or on behalf of the Landlord and Tenant

8.	FIRST OPTION TO RENEW

8.1	In this clause the following definitions apply:

“Open Market Rent”

means the yearly rent annual rent at which the Premises could reasonably be expected to be let as a whole on the Renewal Date in the open market to be determined on the same basis as is set out in clause 7.8 (mutatis mutandis) but disregarding this clause 8 and clause 9;

“New Lease”

means a further lease of the Premises to be granted by the Landlord to the Tenant pursuant to this clause;

“Previous Rent”

means the rent payable under this Lease immediately prior to the end of the Term; and

“Renewal Date”

means [                                        ] 2027;

8.2	If the Tenant wishes to renew this Lease at the end of the Term it shall serve on the Landlord notice in writing to that effect (the “Tenant’s Notice”) not less than 6 months before the end of the Term;

8.3	Subject to the service of a valid Tenant’s Notice in accordance with clauses 8.2 the Landlord shall grant and the Tenant shall take up the New Lease on or before the Renewal Date.

8.4	The New Lease shall be on the same terms and conditions as this Lease except for the rent first reserved and subject to the following qualifications:

8.4.1	the New Lease shall be for a term of 5 years commencing on the Renewal Date;

8.4.2	the rent first reserved by the New Lease shall be determined in accordance with clause 8.5 and shall be payable from and including the Renewal Date;

8.4.3	there shall be no review under the New Lease but the provisions of clause 7 shall be retained for the purposes of calculating the rent if the option contained in clause 9 (as incorporated into the New Lease) is exercised;

8.4.4	this clause 8 (and all references to it) shall be excluded from the New Lease; and

8.4.5	the New Lease shall contain a further option in the form of clause 9 below but subject to such amendments as are necessary to give effect to the inclusion of such option within the New Lease

8.5	The rent first reserved under the New Lease shall be the Open Market Rent on the Renewal Date determined in accordance with this clause 8.5.

8.5.1	If the Landlord and the Tenant have not agreed the Open Market Rent by [ ] 2027, either may require it to be determined by a “Surveyor” who shall be an independent chartered surveyor appointed jointly by the Landlord and Tenant, or if they do not agree the identity of such surveyor, by the President for the time being of the Royal Institute of Chartered Surveyors (or any other such officer authorised to carry out that function) on the application of either the Landlord or Tenant in accordance with this clause 8.5.

8.5.2	The Landlord and the Tenant may agree the level of the Open Market Rent at any time before the Surveyor has determined it.

8.5.3	The Surveyor will act as an as an expert and the decision of the Surveyor will be final and binding.

8.5.4	If the Surveyor dies, or gives up the appointment, or fails to act in accordance with this clause 8.5 or it becomes apparent that the Surveyor is or will become unable so to act, the Landlord and the Tenant may make a further appointment of, or application for, a substitute Surveyor.

8.5.5	The Surveyor shall be instructed to determine the Open Market Rent within two months (or longer if reasonable) of being appointed and to make a direction as to costs (including the costs of appointment).

8.5.6	The costs of appointment and fees of the Surveyor shall be paid in such proportions as the Surveyor directs or if no such direction is made, then equally by the Landlord and the Tenant. If the Tenant has not paid any costs required to be paid under this clause 8.6.6 within l0 Working Days of having been required to pay them, the Landlord may pay such costs which will be deemed due as additional rent and recoverable as rent in arrears.

8.5.7	The Landlord will not be liable to the Tenant for any failure of the Surveyor to determine the Open Market Rent as instructed.

8.5.8	If by the end of the Term the Open Market Rent has not been agreed or determined (whether or not negotiations have commenced):

(a)	the Tenant will continue to pay rent at the rate of the Previous Rent on each day appointed by the New Lease for payment of rent until the Open Market Rent has been agreed or determined; and

(b)	upon agreement or determination of the Open Market Rent the Tenant will pay to the Landlord as arrears of rent an amount equal to the difference between the Open Market Rent and the rent actually paid for the period since the Renewal Date together with Interest thereon from Renewal Date until paid to the Landlord.

8.6	The Tenant shall not be entitled to protect the right to renew this Lease contained in this clause 8 other than by registration of a unilateral notice or an agreed notice at the Land Registry pursuant to the Land Registration Act 2002.

8.7	The parties further agree and declare that:

8.7.1	the rights granted to the Tenant by this clause will be discharged and the Tenant will apply to remove the agreed notice:

(a)	immediately on completion of the New Lease; or

(b)	if the right contained in this clause is not exercised during the Term; or

(c)	if the Lease is forfeited, disclaimed or otherwise comes to an end before the end of the Term.

8.7.2	if the Tenant refuses or neglects to make such application it will be lawful for the Landlord or its nominee (and the Landlord and any nominee are irrevocably empowered and appointed the Tenant’s attorney for this purpose) to do all things necessary to effect the removal of the agreed notice and to sign any application for and on behalf of the Tenant.

8.8	The Landlord hereby consents to the registration of an agreed notice and or an unilateral notice

8.8.1	If the right to renew this Lease granted by this clause 8 is not protected by registration of a notice against the Landlord’s registered title under the Land Registration Act 2002 within three months from the date of this Lease then this clause 8 shall have no effect and neither the Landlord nor the Tenant shall have any right of action whether for damages or otherwise against the other.

9.	SECOND OPTION TO RENEW

9.1	In this clause the following definitions apply:

“Open Market Rent”

means the yearly rent annual rent at which the Premises could reasonably be expected to be let as a whole on the second Renewal Date in the open market to be determined on the same basis as is set out in clause 7.8 (mutatis mutandis) but disregarding this clause 9;

“Second New Lease”

means a further lease of the Premises to be granted by the Landlord to the Tenant pursuant to this clause 9;

“Previous Rent”

means the rent payable under this Lease immediately prior to the end of the Term; and

“Renewal Date”

means [                                        ] 2032;

“Term”

means the term granted by the New Lease granted following the exercise of the option referred to in clause 8 above and in this clause references to ‘this Lease’ mean such lease

9.2	If the Tenant wishes to renew this Lease at the end of the Term it shall serve on the Landlord notice in writing to that effect (the “Tenant’s Notice”) not less than 6 months before the end of the Term;

9.3	Subject to the service of a valid Tenant’s Notice in accordance with clauses 9.2 the Landlord shall grant and the Tenant shall take up the New Lease on or before the Second Renewal Date.

9.4	The Second New Lease shall be on the same terms and conditions as this Lease except for the rent first reserved and subject to the following qualifications:

9.4.1	the Second New Lease shall be for a term of 5 years commencing on the Second Renewal Date;

9.4.2	the rent first reserved by the Second New Lease shall be determined in accordance with clause 9.5 and shall be payable from and including the Second Renewal Date;

9.4.3	there shall be no rent review provisions in the Second New Lease and clause 7 shall be deleted from the Second New Lease;

9.4.4	this clause 9 (and all references to it) shall be excluded from the Second New Lease; and

9.5	The rent first reserved under the Second New Lease shall be the higher of the Previous Rent (disregarding any suspension or abatement of such Previous Rent under this Lease) and the Open Market Rent on the Second Renewal Date determined in accordance with this clause 9.5.

9.5.1	If the Landlord and the Tenant have not agreed the Open Market Rent by [ ] 2032, either may require it to be determined by a “Surveyor” who shall be an independent chartered surveyor appointed jointly by the Landlord and Tenant, or if they do not agree the identity of such surveyor, by the President for the time being of the Royal Institute of Chartered Surveyors (or any other such officer authorised to carry out that function) on the application of either the Landlord or Tenant in accordance with this clause 9.5.

9.5.2	The Landlord and the Tenant may agree the level of the Open Market Rent at any time before the Surveyor has determined it.

9.5.3	The Surveyor will act as an as an expert and the decision of the Surveyor will be final and binding.

9.5.4	If the Surveyor dies, or gives up the appointment, or fails to act in accordance with this clause 9.5 or it becomes apparent that the Surveyor is or will become unable so to act, the Landlord and the Tenant may make a further appointment of, or application for, a substitute Surveyor.

9.5.5	The Surveyor shall be instructed to determine the Open Market Rent within two months (or longer if reasonable) of being appointed and to make a direction as to costs (including the costs of appointment).

9.5.6	The costs of appointment and fees of the Surveyor shall be paid in such proportions as the Surveyor directs or if no such direction is made, then equally by the Landlord and the Tenant. If the Tenant has not paid any costs required to be paid under this clause 9.5.6 within 10 Working Days of having been required to pay them, the Landlord may pay such costs which will be deemed due as additional rent and recoverable as rent in arrears.

9.5.7	The Landlord will not be liable to the Tenant for any failure of the Surveyor to determine the Open Market Rent as instructed.

9.5.8	If by the end of the Term the Open Market Rent has not been agreed or determined (whether or not negotiations have commenced):

(a)	the Tenant will continue to pay rent at the rate of the Previous Rent on each day appointed by the Second New Lease for payment of rent until the Open Market Rent has been agreed or determined; and

(b)	upon agreement or determination of the Open Market Rent the Tenant will pay to the Landlord as arrears of rent an amount equal to the difference between the Open Market Rent and the rent actually paid for the period since the Renewal Date together with Interest thereon from Second Renewal Date until paid to the Landlord.

9.6	The parties further agree and declare that:

9.6.1	the rights granted to the Tenant by this clause 9 will be discharged and the Tenant will apply to remove the agreed notice:

(d)	immediately on completion of the Second New Lease; or

(e)	if the right contained in this clause 9 is not exercised during the Term; or

(f)	if the Lease or any New Lease is forfeited, disclaimed or otherwise comes to an end before the end of the Term.

9.6.2	if the Tenant refuses or neglects to make such application it will be lawful for the Landlord or its nominee (and the Landlord and any nominee are irrevocably empowered and appointed the Tenant’s attorney for this purpose) to do all things necessary to effect the removal of the agreed notice and to sign any application for and on behalf of the Tenant.

9.7	The Landlord hereby consents to the registration of an agreed notice and or an unilateral notice

9.8	If the right to renew this Lease granted by this clause 9 is not protected by registration of a notice against the Landlord’s registered title under the Land Registration Act 2002 within three months from the date of this Lease and on any grant of a New Lease then this clause 9 shall have no effect and neither the Landlord nor the Tenant shall have any right of action whether for damages or otherwise against the other.

10.	OPTION TO DETERMINE

10.1	If the Tenant wishes to determine this Lease at the expiration of the tenth or fifteenth years of the Term (each of which such dates is hereinafter called ‘Termination Date’) and shall give to the Landlord not less than nine months prior notice in writing expiring on a Termination Date and shall in respect of the period up to the time of determination pay the rents reserved by this Lease (provided in the case of any sums due other than the yearly rent the Tenant shall have received a written demand for the same not less than fourteen days prior to the relevant Termination Date) then without limiting clause 10.2 upon the expiry of such notice the Term shall immediately cease and determine but without prejudice to the rights of either party in respect of any antecedent claim or breach of covenant

10.2	The Tenant shall give vacant possession of the Premises on the relevant Termination Date and in the event the Tenant determines this Lease on the Termination Date being at the expiry of the tenth year of the Term the Tenant shall pay to the Landlord a sum equivalent to nine months of the Rent payable immediately prior to such Termination Date together with any VAT payable on such sums to be paid in addition to and not in substitution for any other sum payable under this Lease

10.3	The Landlord shall pay to the Tenant within twenty-one days of the termination of this Lease a sum equivalent to any Rent or other sums paid by the Tenant in respect of an period occurring after the Termination Date

IN WITNESS of which this Lease has been executed and is delivered as a deed on the date appearing as the date of this Lease

FIRST SCHEDULE

Description of the Building and Fixtures

The schedule annexed to this Lease headed “The First Schedule”

SECOND SCHEDULE

1.	Part 1 - The Rights

1.1	The right in common with the Landlord and all other persons now or at any time after the date of this Lease similarly entitled to pass at all times and for all purposes connected with the proper use of the Premises in accordance with this Lease with or without vehicles over the Accessway

2.	The free and uninterrupted passage and running of water soil gas electricity telecommunications and data or any other service or supply through the Conducting Media now or which hereafter serve the Premises and which now or hereafter run through under or over the neighbouring land of the Landlord (including the Accessway).

Part 2 - The Exceptions and Reservations

1.	To the Landlord and all others authorised by it the free and uninterrupted passage and running of water soil gas electricity and telephone or any other service or supply from the other buildings and land of the Landlord and its tenants adjoining or near the Premises and from the land and premises of others so authorised as aforesaid through the Conducting Media which are now in through under or over the Premises

2.	To the Landlord and all others authorised by it the right by prior appointment with the Tenant on not less than two (2) working day’s notice (with such notice in an emergency as may be possible) to enter the unbuilt parts of the Premises with all necessary equipment for the purposes of:

2.1	constructing installing replacing repairing maintaining or altering any Conducting Media now in through under or over the Premises or any adjoining property or making connections to any such Conducting Media

2.2	carrying out inspections of or tests to any such Conducting Media

2.3	exercising any of the rights of the Landlord contained in this Lease the Landlord making good any damage caused by the exercise of this right

3.	To the Landlord full right and liberty at any time hereafter or from time to time to execute works and erections upon or to alter or rebuild any of the buildings erected on any neighbouring property of the Landlord and to use such property and each part of it in such manner as the Landlord may think fit notwithstanding that the access of light and air to the Premises may thereby be interfered with

Provided that nothing in this Part II of the Second Schedule shall entitle connections nor to any dark fibre connections nor power supplies solely serving the Premises which have been laid or installed by or at the request or cost of the Tenant

THIRD SCHEDULE

Obligations of the Surety

1.	If at any time during the Term the Tenant shall not pay any of the rents or other sums payable under this Lease or perform and observe any of the covenants conditions or other terms of the Lease the Surety shall pay such rents or other sums or observe or perform such covenants conditions or other terms

2.	By way of separate and additional liability and notwithstanding that the guarantee in paragraph 1 may be unenforceable or invalid for any reason the Surety indemnifies the Landlord against all losses damages costs and expenses suffered or incurred by the Landlord arising out of or in connection with any failure by the Tenant to pay any of the rents and sums or to perform and observe any of the covenants conditions or other terms referred to in paragraph 1

3.	If:

3.1	the Tenant shall be wound up or (being an individual) become bankrupt and its liquidator or trustee in bankruptcy shall disclaim this Lease or

3.2	the Tenant shall cease to exist or shall die or

3.3	this Lease shall be forfeited

(the date on which such event occurs being called the “Relevant Date”) the Landlord may within three months after the Relevant Date by notice in writing require the Surety to accept a lease of the Premises for a term commencing on the Relevant Date and continuing for the residue then remaining of the Term at the same rents and with the same covenants and conditions as are reserved by and are contained in this Lease and in such case the Surety shall take such lease accordingly and execute a counterpart of it and pay all costs and duties in relation to it but if the Landlord does not require the Surety to accept a new lease of the Premises in accordance with this paragraph 3 then the Surety shall pay to the Landlord on demand an amount equal to the rents payable under this Lease but for such disclaimer or forfeiture for the period commencing on the Relevant Date and ending on whichever is the earlier of the following dates:-

(i)	The date six months after the Relevant Date; and

(ii)	The date (if any) upon which the premises are re-let.

In full settlement of the Surety’s liabilities hereunder.

4.	The Surety undertakes with the Landlord that:

4.1	its obligations to the Landlord are primary obligations for the fulfilment of all the Tenant’s covenants and obligations

4.2	the Surety shall not claim in any liquidation bankruptcy administration receivership composition or arrangement of the Tenant in competition with the Landlord and that the Surety shall remit to the Landlord the proceeds of all judgements and all distributions which the Surety may receive from any liquidator trustee in bankruptcy administrator administrative receiver or supervisor of the Tenant and shall hold for the benefit of the Landlord all security and rights the Surety may have over assets of the Tenant while any liabilities of the Tenant or the Surety to the Landlord remain outstanding and

5.	The liabilities of the Surety under this Schedule shall not be affected by:

5.1	the granting of time or any other indulgence or concession to the Tenant or any compromise or compounding of the Landlord’s rights

5.2	the Tenant being in liquidation or (as the case may be) declared bankrupt

5.3	any variation in the terms and conditions of this Lease

5.4	any delay in exercising or failure to exercise or other exercise (including re-entry under clause 6.1) of any of the Landlord’s rights against the Tenant

5.5	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant following a breach by the Tenant of its obligations under this Lease

5.6	any legal limitation or any immunity disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant (including the acceptance by the Tenant of this Lease) may be outside or in excess of the powers of the Tenant or

5.7	any other thing (including the expiration or sooner determination of the Term or any such disclaimer or the death of the Surety (or any of the persons comprising the Surety) or (in relation to one or more of such persons) the discharge of the other person or persons) whereby (but for this provision) the Surety or any of them would be exonerated either wholly or in part from any of the Surety obligations hereunder

6.	If the Surety makes full payment of any amount from time to time demanded by or payable to the Landlord under the terms of this guarantee then not more than three months thereafter and subject to the Landlord not having first given notice in accordance with paragraph 3.1 above the Surety shall be entitled to require the Landlord to grant the Surety an overriding lease of the Premises on the terms and basis and within the period provided for in Section 19 of the Landlord and Tenant (Covenants) Act 1995 as if the Surety were the claimant thereunder and as if such payment had been made in accordance with Section 17 of that Act and that such provisions applied hereto and the Surety shall pay all proper costs and fees incurred by the Landlord in connection with the grant of such an overriding lease

FOURTH SCHEDULE

Rent Review Memorandum

[Premises]

Lease dated [                    ] between

[                                         ]

Pursuant to the above Lease [                                        ] as Landlord and [                    ] as Tenant record that the yearly rent has been increased to the sum of £[                    ] with effect from [relevant Review Date]

Dated:	[ ]

Signed
Landlord/Tenant

FIFTH SCHEDULE

Permitted Alterations

Part 1

1.	Non-structural works within or to any part of the Premises, and also other works whether structural or not including the installation and removal of plant and further including (without limitation):

(b)	alterations to the raised floor and associated works.

(c)	alterations for the fixing of distribution pipework, cables and conduits to the building envelope and frame.

(d)	installation within an agreed compound area of plant, including the installation and removal of plant supporting slabs or structures, the erection of enclosures to house either mechanical or electrical fittings and equipment required to support the permitted use of the building so long as they comply with Simplified Planning Zone requirements or for which planning has been granted

(e)	alterations required to the external elevations to facilitate the distribution of pipework, ventilation or electrical power supplied to or from any external plant enclosures and service installation.

(f)	the formation of underground (covered or uncovered) free trading service routes or conduits intended for any service media required in relation to the permitted use within the site.

(g)	alterations to the envelope of the building for physical security, access, weather integrity or sound attenuation purposes.

(h)	alterations to the perimeter fencing (including the erection of electric fencing).

(i)	erection of building or column mounted security cameras together with associated service connections or control mechanisms.

(j)	Installing mezzanines.

Part 2

1.	Extending the footprint and envelope of the building forming part of the Premises (as opposed to the external plant compound and other areas of the Premises).

2.	Alterations to the performance of the frame of the building forming part of the Premises.

3.	Major structural alterations to the concrete floor slab including the formation of holes (greater than 300mm diameter), formation of additional foundations, channels or other cuts affecting the fabric/reinforcement or foundations.

EXECUTED as a DEED by SLOUGH	)
TRADING ESTATE LIMITED	)
acting by:	)

Director

Director/Secretary

EXECUTED as a DEED by RACKSPACE	)
MANAGED HOSTING LIMITED	)
acting by:	)

Director

Director/Secretary

485
88
87
86
79
80
81 to 85
Buckingham Avenue
111
113/114
119
120
115
469
Possible future sprinkler tank position
466
467
468
Malton Avenue
470 to 472
473
474

DEMISELINE (RED LINE)

DEMISED CAR PARKING

AREA APPLICABLE RENT REVIEW

LANDSCAPING (GREEN HATCH)

RIGHT OF WAY (BROWN HATCH)

NORTH

Based upon Ordnance Survey maps with the permission of The Controller of Her Majesty's Stationery Office, ©Crown Copyright. Slough Estates plc, Slough SL1 4EE. Licence Nº 100018195

LEASE PLAN

115 Buckingham Avenue,
Slough Trading Estate.
Slough

DATE: 21.03.07 1:1250 @ A4

DRAWING FILE: 11000115

slough estates international

Slough Estates plc
234 Bath Road
Slough SL1 4EE
Tel. 01753 537171

FIRST SCHEDULE

BUILDING 115

BUCKINGHAM AVENUE

SLOUGH TRADING ESTATE

SLOUGH

Single storey, detached industrial/warehouse building incorporating ground floor reception area and toilet core incorporating cleaners store with first floor offices incorporating additional toilets, cleaners store and plant room, measuring approximately 69.37m x 61.58m x 10m to underside of steel haunch in all providing a gross external area of:-

Ground Floor Industrial/Warehouse	4,216.575m	[2]	45,386.84	(sq ft)
First Floor Office	477.562m	[2]	5,140.43	(sq ft)

Total	4,694.370m	[2]	50,527.27	(sq ft)

FRAME

Steel double span portal frames to main building with steel post and frame support to Office areas, all to structural engineer’s design and specification. Steelwork painted where exposed and fire protected with intumescent paint or fire resistant boards as appropriate.

ROOF

5° pitched roof of Plastisol colour coated profiled composite sheets coloured light grey externally and white internally. All laps to sheeting are sealed. Sheeting fixed over galvanised steel purlins. Roof access is provided via a steel cat ladder from first floor level and an opening roof light. A fall arrest system is provided.

The roof incorporates double skin site assembled GRP rooflights comprising Grade SAB outer sheets with Class 1 inner sheets provided to approximately 7% of the floor area. Roof lights incorporate GAM 100mm mesh.

Roof drains via insulated valley and parapet gutters discharging to internal PVC downpipes with access plates at base. Rainwater drainage connected to surface water drainage.

EXTERNAL WALLS

Warehouse/Industrial Area:

Generally comprise of horizontal broad rib PVF2 coated external sheeting with mineral wool insulation and internal lining of galvanised steel sheeting with sealed edges and finished in off white polyester-powder coating to inner face.

Office Area:

Polyester powder coated aluminium curtain walling system. System is self draining, thermally broken and pressure equalised. Double glazed units comprising 6mm clear outer pane, 16mm cavity and 6mm clear inner pane with Low E coating. Insulated look-alike panels provided where vision is not required. Glazing at low level is laminated as required by current regulations.

Front elevation (North) with full height curtain walling incorporating single leaf glazed fire exit door to east end. A ribbon of windows is provided at ground and first floors including 14 No. openers at first floor and 12 No at ground. All opening windows are fitted with locking handles.

Side Elevation (West) profiled steel cladding full height to warehouse area incorporating 1 No colour coated steel emergency exit door and frame with internal panic furniture and statutory signage. Office projection to North end in full height curtain walling incorporating 1 No opening light at first floor and glazed emergency exit door at ground level.

Rear elevation (South) profiled steel cladding full height incorporating 4 No electrically operated insulated sectional overhead loading doors and 2 No colour coated steel emergency exit doors and frames with internal panic furniture and statutory signage.

Side Elevation (East) profiled steel cladding full height to warehouse area incorporating 1 No colour coated steel emergency exit door and frame with internal panic furniture and statutory signage. Office projection to North end in full height curtain walling incorporating 1 No opening light at first floor, entrance door incorporating pull handles and mortise dead lock. A letter plate is provided adjacent to the main entrance door.

EXTERNAL AREAS

Front (North)	-	Gravelled strip adjacent to building
	-	Landscaped strip
	-	Block paved footpath and block paved parking areas with spaces delineated in white line paint.
	-	4 No telescopic bollards to entrance to parking area at east and west ends.
	-	Landscaped to boundary with timber post and tubular galvanised steel barrier.

Side (East)	-	Gravelled strip adjacent to building.
	-	Block paved footpath.
	-	Galvanised palisade fencing to boundary with personnel gate at north end.

Rear (South)	-	Gravelled strip adjacent to building with block paved footpath to fire exits.
	-	Concrete yard surface with concrete ramps to loading doors.
	-	Galvanised palisade fencing with matching vehicle access gates enclosing rear yard.
	-	2 No cranked top painted steel bollards adjacent to each goods entrance.
	-	8 No galvanised tubular steel bike hoops.
	-	Bin enclosure of slatted timber on steel framing.

Side (West)	-	Gravelled strip adjacent to building.
	-	Landscaped strip to boundary on access road to adjoining property.

INTERNAL

FLOORS

Industrial area floor of reinforced concrete with power floated finish and surface dust inhibitor designed to BRE 1P 19/87 – Very Heavy Load category.

First floor offices of precast concrete planks designed for a superimposed load of 4Kn/m2 + finishes. Office areas are provided with raised access flooring with commercial quality carpet tiles.

Ground floor reception and first floor plant room are provided with raised access flooring with commercial quality carpet tiles to reception only.

Staircases finished with commercial quality carpet tiles.

Toilets and cleaners rooms are finished with vinyl sheeting.

WALLS

Industrial area walls are self finished lining to cladding. Walls forming reception, toilet cores, stairwell and offices are of metal stud construction lined with plasterboard with emulsion painted finish.

Ground and first floor toilets with full height ceramic wall tiling to three walls with full height laminate faced ductwork panels behind WC.

Ground and First floor disabled toilets with full height ceramic tiling to all walls.

Internal doors are Ash veneered flush faced solid core doors with stain polyurethane varnish finish. Doors to circulation areas incorporate glazed vision panels and doors are fire resisting where necessary. Doors are fitted with polished stainless steel furniture, statutory signage to fire resisting and escape doors and gender signage to toilet doors.

Doors are set in Ash frames and architraves with matching pattern Ash skirting boards. Window boards are in white laminate faced timber.

Stainless steel tubular handrail and balustrading to staircases and first floor landing areas.

SANITARY ACCOMMODATION

Ground Floor

Male 1	1 No	low level WC suite with concealed cistern
	1 No	pedestal mounted was hand basin
	1 No	mirror

Male 2	1 No	low level WC suite with concealed cistern
	1 No	pedestal mounted was hand basin
	1 No	mirror

Female	1 No	low level WC suite with concealed cistern
	1 No	pedestal mounted was hand basin
	1 No	mirror

Unisex Disabled Person	1 No	low level WC suite
W.C.	1 No	wall mounted wash basin
	1 No	mirror
	1 No	full set of grab rails

Cleaner	1 No	bucket sink

First Floor

Male 1	1 No	low level WC suite with concealed cistern
	1 No	pedestal mounted was hand basin
	1 No	mirror

Male 2	1 No	low level WC suite with concealed cistern
	1 No	pedestal mounted was hand basin
	1 No	mirror

Female	1 No	low level WC suite with concealed cistern
	1 No	pedestal mounted was hand basin
	1 No	mirror

Unisex Disabled Person	1 No	low level WC suite
W.C.	1 No	wall mounted wash basin
	1 No	mirror
	1 No	full set of grab rails

Cleaner	1 No	bucket sink

All sanitaryware is in white glazed vitreous china of commercial standard and connected to hot and cold water services and foul drainage as required. Sanitaryware is provided with chrome plated taps and fittings as appropriate, a toilet roll holder, combined doorstop/coat hook and plastic seat are provided to each WC.

STAIRCASE

Steel staircases finished with commercial quality carpet tiles complete with aluminium nosings with non-slip inserts. Polished stainless steel handrails and balustrading.

CEILINGS

Ceilings to industrial area and first floor plant room as described under Roof, area under first floor offices exposed soffit of precast concrete planks.

Reception, office, cleaners and toilets on both floors with proprietary make white finished mineral fibre tegular edged tiles 600 x 600 laid in white acrylic finished suspended tee grid system.

ELECTRICAL INSTALLATION

A 3-Phase supply terminates at the meter position within the industrial area and is provided with control and protection as follows:

1 No 125A 3 phase MCB distribution board for industrial area

1 No 100A 3 phase MCB distribution board for office areas

1 No 16A single phase supply for Fire Alarm

1 No external lighting contactor

Lighting is provided as follows:

Reception area and stairwell by wall mounted lights and recessed compact fluorescent downlighters.

Toilets and shower by recessed compact fluorescent downlighters.

Office areas by semi recessed 4 x 14watt T5 LG3 2001.

External lighting provided by building and pole mounted floodlights.

Integrated emergency lighting is provided to office, stairwell and reception areas. Emergency exit lights are provided to all fire exits.

Small power is provided by double switched sockets outlets to reception area and staircase for cleaning purposes.

A fused spur is provided to each toilet for connection of hand dryers by tenant.

Disabled WC’s are provided with an alarm operated by pull cord with external indicators.

HEATING AND VENTILATION

Mechanical ventilation is provided to toilets, toilet lobbies and cleaners by mechanical extract fans.

Heating is provided to the office, toilets, reception and circulation areas by Slough Estate MTHW district heating (steam) system supplying low pressure hot water heating system radiators with thermostatic valves and timer controls. Blanked off connections are provided for warehouse heating by tenant if required.

Domestic hot water is provided by point of use heaters in first floor Plant Room and Cleaners Room.

GAS INSTALLATION

A gas supply is available in Buckingham Avenue but is not connected to the building.

WATER SUPPLY

A 25mm diameter main enters the building with distribution via copper pipe work to serve drinking water points, sanitaryware and point of use heaters direct.

FIRE ALARM INSTALLATION

A multi zone system incorporating break glass points at all exit doors, automatic smoke/heat detectors and electronic sounders is provided to meet Fire Officer’s requirements current at the time of construction for an open plan office and industrial area. The main panel is located in reception.

TELECOMMUNICATIONS

3 No cable ducts are provided for installation of tenant’s telecommunications and data lines.

LIFT

An electrically operate Kone passenger lift is provided to conform with requirements of Document M, Disabled Access

Annexure 5

(Form of Licence to Alter)

23

DATED                      2007

SLOUGH TRADING ESTATE LIMITED

- and -

RACKSPACE MANAGED HOSTING LIMITED

LICENCE TO ALTER

relating to

Building 115 Buckingham Avenue

Trading Estate Slough

NABARRO

Lacon House

Theobald’s Road

London WC1X 8RW

Tel: 020 7524 6000

Ref: PD/TNP/LM/S2884/0101 0

PARTICULARS

DATE OF THIS DEED	:	2007

LANDLORD	:	SLOUGH TRADING ESTATE LIMITED

Registered Office	:	234 Bath Road Slough Berkshire SL1 4EE

Company Registration No.	:	1184323

TENANT	:	RACKSPACE MANAGED HOSTING LIMITED

Registered Office	:	2 Longwalk Road Stockley Park Uxbridge Middlesex UB11 1BA

Company Registration No.	:	3897010

PREMISES	:	The premises known as Building 115 Buckingham Avenue Trading Estate Slough Berkshire being more particularly described in the Lease

LEASE	:	The Lease dated [ ] 2007 and made between the Landlord (1) and the Tenant (2)

TERM	:	A term of twenty years demised by the Lease (subject as provided in the Lease)

WORKS	:	The works details of which are given in the attached Scope of Works and drawings therein referred and briefly consisting of fitting out works comprising [ ] in so far only as the Tenant requires the consent of the Landlord to such works pursuant to clause 4.19 of the Lease

THIS DEED is made on the date and between the parties stated in the Particulars

RECITALS

(A)	The Landlord is entitled to the reversion immediately expectant on the Term.

(B)	The Term is vested in the Tenant.

(C)	This deed is supplemental to the Lease.

THIS DEED WITNESSES:

1.	DEFINITIONS AND INTERPRETATION

In this deed:

1.1	“Landlord” includes the person in whom the reversion immediately expectant on the determination of the term granted by the Lease is for the time being vested and the term “Tenant” includes its successors in title and assigns

1.2	words importing the singular include the plural and vice versa and words importing one gender include all other genders;

1.3	if any party to this deed comprises more than one person, obligations on the part of that party are undertaken by all persons jointly and also by each of them individually;

1.4	unless otherwise stated references to the Premises include each and every part of the Premises;

1.5	references to “tax” include any tax, levy, charge or duty whether payable now or at any time in the future and the withholding or loss of any relief or right to the repayment or credit in respect of any such tax, levy, charge or duty;

1.6	the details, expressions and descriptions appearing in the Particulars shall be included in and form part of this deed;

1.7	references to any legislation include any other legislation replacing, amending or supplementing it and any orders, regulations, byelaws, notices, permissions, approvals or consents under it;

1.8	any obligation prohibiting the Tenant from doing something shall include an obligation not to cause or permit the doing of that thing by others within its control and (without prejudice to any other obligation or liability of the Tenant) to take all necessary steps to prevent that thing being done by its employees, agents, contractors, invitees and licensees;

1.9	the headings are for information only and shall not be taken to affect the construction of this deed;

1

1.10	references to obligations on the part of any person shall include covenants, conditions or other provisions to be observed or performed by that person;

1.11	references to the Term include the period of any continuation or extension of the tenancy granted by the Lease;

2.	GENERAL CONDITIONS

2.1	The Landlord’s rights of re-entry contained or referred to in the Lease shall also apply in the event of any breach of the terms of this deed.

2.2	Nothing contained in this deed shall release or in any way lessen the liability under the Lease and any deed supplemental to it of the Tenant, its predecessors in title or any guarantor whether before or after the date of this deed.

2.3	This deed shall not be taken to grant consent to any action not expressly permitted by it.

2.4	The Tenant shall pay to the Landlord any value added tax chargeable on any supply (whether made to or by the Landlord or any third person) under or in connection with this deed including in relation to fees, costs and expenses payable by the Tenant pursuant to this deed.

2.5	This deed shall be governed by and construed in all respects in accordance with English law and the parties submit themselves to the jurisdiction of the English Courts.

2.6	Nothing contained in this deed shall limit the right of any party to take proceedings against any other party in any other court of competent jurisdiction nor shall the taking of proceedings in one jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

3.	WORKS

3.1	The Landlord consents to the Tenant carrying out the Works.

3.2	Before commencing the Works, the Tenant shall:

3.2.1	apply for and obtain all necessary consents of any person or competent authority and provide copies to the Landlord and

3.2.2	provide to the Landlord all information reasonably required by it in connection with the insurances of the Premises

3.3	The Tenant covenants with the Landlord to:

3.3.1	comply with the Construction (Design and Management) Regulations 1994 (“the CDM Regulations”) and the Tenant acknowledges that it is acting as the client in respect of the Works for purposes of the CDM Regulations and undertakes to issue a declaration to that effect pursuant to Regulation 4 thereof

2

3.3.2	if requested to provide the Landlord with a full and complete copy of the health and safety file for the Works prepared in accordance with the CDM Regulations and any Code of Practice or other guidance issued by any competent authority relating thereto together with a copyright licence or licences in accordance with clause 3.4 on completion of the Works

3.4	The Tenant acknowledges that no partnership or agency relationship exists between the Landlord and the Tenant in relation to the Works or is created by or in consequence of the execution of the Works, this Licence or otherwise

3.5	The Tenant shall carry out the Works and any phase of them:

3.5.1	in a good and workmanlike manner and with proper and good quality materials and in accordance in all respects with all legal requirements applicable at the time the Works are carried out; and

3.5.2	to the reasonable satisfaction in all respects of the Landlord, the insurers any competent authority and any other person whose consent to or approval of the Works is required whether under this deed, the Lease any superior lease or other deed or by law.

3.6	The Tenant shall:

3.6.1	cause as little inconvenience and annoyance as reasonably possible to the Landlord, and the owners and occupiers of adjoining and neighbouring property and shall not cause or permit the Premises or any adjoining or neighbouring property to become unsafe as a result of the carrying out or completion of the Works and

3.6.2	make good to the Landlord’s reasonable satisfaction any physical damage arising out of or incidental to the carrying out or completion of the Works.

3.7	The Tenant shall indemnify the Landlord against all actions proceedings losses liabilities costs damages expenses claims and demands arising out of or resulting from:

3.7.1	the state and condition of the Premises during and after the carrying out of the Works;

3.7.2	the carrying out of the Works; or

3.7.3	breach of or non-compliance with any of the terms of this deed.

3.8	The Tenant shall notify the Landlord of the date of commencement and the date of completion of the Works and permit the Landlord, and all others authorised by it, to inspect the Works at reasonable times (and in accordance with clause 4.9 of the Lease) both while they are being carried out and on their completion.

3.9	The Tenant acknowledges that the Works are to be carried out to suit its own requirements for the use of the Premises and that they do not constitute improvements to the Premises

3.10	The Landlord will not be liable (whether under the Lease or otherwise) to effect or maintain any insurance in respect of the Works whether while they are being carried out or after they are completed unless and to the extent that the Landlord otherwise in its absolute discretion agrees in writing

3

3.11	Unless the Landlord shall otherwise direct, the Tenant shall carry out before the expiry or sooner determination of the Term any works stipulated to be carried out by a date subsequent to such expiry or sooner determination as a condition of any planning or other permission granted in respect of the Works.

3.12	During the period of three months immediately preceding the expiry or sooner determination of the Term, the Tenant shall (unless and to the extent requested not to do so by the Landlord) reinstate the Premises at its own expense as they were prior to the execution of the Works and make good all consequential damage to the reasonable satisfaction of the Landlord.

3.13	If the Tenant at any time fails to comply with any of its obligations in this deed then:

3.13.1	the Landlord may (but without prejudice to the Landlord’s right of re-entry contained or referred to in the Lease or any rights of the Landlord with regard to such default) enter upon the Premises from time to time during the Term or after the expiry or sooner determination of the Term (without being obliged to do so and without being liable for any damage so caused) to complete the Works or the reinstatement of the Premises (in either case in whole or part) in each case at the expense of the Tenant; and

3.13.2	the Tenant shall pay to the Landlord all reasonable and proper fees costs and expenses so incurred by the Landlord (and all such fees costs and expenses if not so paid shall be recoverable by the Landlord as a debt).

3.14	The Works shall be carried out subject to all rights of the owners and occupiers of adjoining and neighbouring properties.

3.15	On completion of the Works, the lessee’s covenants and all other provisions contained in the Lease shall apply with any necessary variations to the Premises in their then altered state.

3.16	The Works shall be disregarded for the purposes of any review of rent under the provisions of the Lease.

3.17	Unless it is expressly stated that the Contracts (Rights of Third Parties) Act 1999 is to apply nothing in this deed will create rights in favour of any one other than the parties to this deed.

IN WITNESS of which this deed has been executed and is delivered on the date appearing as the date of this deed.

4

EXECUTED as a DEED by SLOUGH	)
TRADING ESTATE LIMITED acting by:	)

Director

Director/Secretary

EXECUTED as a Deed by RACKSPACE	)
MANAGED HOSTING LIMITED	)
acting by:	)

Director

Director/Secretary

Annexure 6

(Form of Warranties from Professional Team)

24

APPENDIX G

WARRANTY AGREEMENT

Ref: W0084 - RWP - May 2005	Page 31

THIS AGREEMENT is made the              day of

2002

BETWEEN

(1)	MICHAEL WALPOLE and ROBERT WALPOLE who together (with those persons set out in the schedule) carry on business in partnership under the name of ROBERT WALPOLE & PARTNERS whose principal office is at Hamilton Road, Slough Berkshire, SL1 4QY (“the Firm”).

(2)	(Company No. ) whose registered office is situated at (“The Tenant” which term shall include all permitted assignees under this Agreement)

WHEREAS:-

A	The Tenant has entered into a lease with SLOUGH TRADING ESTATE LIMITED (“the Client’) relating to 115-118 Buckingham Avenue, Slough (“the Premises”) forming part of Slough Trading Estate at Berkshire (“the Development”).

B.	By a contract (“the Appointment”) dated the Client has appointed the Firm as Structural Engineers in connection with the Development.

NOW IN CONSIDERATION OF THE PAYMENT OF ONE POUND (£1) BY THE TENANT TO THE FIRM (RECEIPT OF WHICH THE FIRM HEREBY ACKNOWLEDGES) IT IS AGREED as follows :-

1.	The Firm warrants to the Tenant that it has exercised and will continue to exercise all reasonable skill care and diligence in the performance of its services to the Client under the Appointment as would be expected of an appropriately qualified and competent member of the Firm’s profession, experienced in carrying out services similar to the services to be provided under the appointment for a development of similar scope, purpose and size to the Development. In the event of any breach of this warranty:-

(a)	subject to paragraphs (b) and (c) of this clause, the Firm shall be liable for the reasonable cost of repair/renewal and/or reinstatement of any part or parts of the Development damaged as a consequence thereof, to the extent that the Tenant is liable either directly or by way of financial contribution for the same. The Firm shall not be liable for other losses incurred by the Tenant;

(b)	The Firm’s liability for costs under this Agreement shall be limited to that proportion of such cost which it would be just and equitable to require the Firm to pay having regard to the extent of the Firm’s responsibility for the and shall be deemed to have paid to the Tenant such proportion which it would be just and equitable for them to pay having regard to the extent of their responsibility,

Ref: W0084 - RWP - May 2005	Page 32

(c)	the Firm shall be entitled in any action or proceedings by the Tenant to rely on any limitation in the Appointment and to raise the equivalent rights in defence of liability (other than any set-off) as it would have against the Client under the Appointment.

(d)	the obligations of the Firm under or pursuant to this Clause 1 shall not be released or diminished by the appointment of any person by the Client or the Tenant to carry out any independent enquiry into any relevant matter or any enquiry or inspection made or camed out by the Client or the Tenant or by any such person.

2	The Firm acknowledges that the Client has paid all fees and expenses properly due and owing to the Firm under the Appointment up to date of this Agreement.

3.	The Tenant has no authority to issue any direction or instruction to the Firm in relation to the Appointment.

4.	The copyright in all drawings, reports, models, specifications, bills of quantities, calculations and other documents and information prepared by or on behalf of the Firm in connection with the Development (together referred to in this clause 5 as “the Documents”) shall remain vested in the Firm but the Tenant and its appointee shall have an irrevocable royalty free and non-exclusive licence to copy and use the Documents and to reproduce the designs and content of them for any purpose related to the Premises including, but without limitation, the construction, completion, maintenance, letting, promotion, advertisement, reinstatement, refurbishment and repair of the Premises. Such licence shall enable the Tenant and its appointee to copy and use the Documents for the extension of the Premises but such use shall not include a licence to reproduce the designs contained in them for any extension of the Premises. The Firm shall not be liable for any use by the Tenant or its appointee of any of the Documents for any purpose other than the purposes set out above.

5.	The Firm shall maintain professional indemnity insurance in an amount of not less than one million pounds (£1M) for any one occurrence or series of occurrences arising out of any one event for a period commencing on the date of commencement of the Appointment and expiring 12 years from the date of the practical completion of the Premises for the purpose of the Building Contract, provided always that such insurance is available at commercially reasonable rates. The Firm shall immediately inform the Tenant if such insurance ceases to be available at commercially reasonable rates in order that the Firm and the Tenant can discuss means of best protecting the respective positions of the Tenant and the Firm in the absence of such insurance. As and when it is reasonably requested to do so by the Tenant or its appointee the Firm shall produce for inspection documentary evidence that its professional indemnity insurance is being maintained as stated above.

6.	This Agreement may be assigned 3 times by the Tenant to any third party who acquires the Tenant’s interest in the Premises without the consent of the Client or the Firm being required and such assignment shall be effective upon written notice thereof being given to the Firm. No further assignment shall be permitted.

Ref: W0084 - RWP - May 2005	Page 33

7.	Any notice to be given by the Firm here under shall be deemed to be duly given if it is delivered by hand at or sent by registered post or recorded delivery to the Tenant at its registered office and any notice given by the Tenant here under shall be deemed to be duly given if it is addressed to “The Senior Partner” and delivered by hand at or sent by registered post or recorded delivery to the above mentioned address of the Firm or to the principal business address of the Firm for the time being and, in the case of any such notices, the same shall if sent by registered post or recorded delivery be deemed to have been received forty eight hours after being posted.

8.	No action or proceedings for any breach of this Agreement shall be commenced against the Firm after the expiry of 12 years from the date of practical completion of the Premises for the purposes of the Building Contract.

9.	Where the Firm is a partnership the term “Firm” includes any additional partners who may be admitted into the partnership of the Firm during the currency of this Agreement and the rights, obligations and liabilities of the partners in the Firm under this Agreement shall be joint and several. This Agreement shall not automatically terminate upon the death, retirement or resignation of any partner in the Firm.

10.	The provisions of this Agreement are without prejudice to and shall not be construed so as to exclude or limit such rights and remedies (if any) as the Tenant may have against the Firm from time to time otherwise than as a result of this Agreement (including, without limitation, breach of statutory duty or in tort.

11.	The construction validity and performance of this Agreement shall be governed by English law and the parties agree to submit to the non-exclusive jurisdiction of the English Courts.

12.	The Firm acknowledges that the rights obligations and liabilities of its partners (who are listed in the schedule of Partners hereto) under this Deed are joint several and that the term “the Firm” shall be deemed to include any additional partners who may be admitted to the partnership during the currency of this Deed. This Deed shall not terminate upon the death, retirement or resignation of any one or more members of the partnership.

The following are the individuals named as partners of the Firm:

Mr R H Walpole

Mr M J Walpole

Ref: W0084 - RWP - May 2005	Page 34

(WHERE CONSULTANT IS A PARTNERSHIP) - Note:- Each Partner in the Partnership must sign in the presence of a witness (the same witness can be used for all Partners) except where one or more Partners have been designated by deed to be their signatory

IN WITNESS whereof the parties hereto have executed and delivered this Agreement the day and year first before written

This common seal of [CLIENT]        )

was hereunto affixed in the presence of        )

Director

Director/Secretary

Executed as a Deed and delivered by            )

[CONSULTANT] )	(signature)

In the presence of:	(signature)

Name

Address

(Repeat for each partner)

Ref: W0084 - RWP - May 2005	Page 35

APPENDIX G

WARRANTY AGREEMENT

W0084-PDA-Agreement	Page 29

THIS AGREEMENT is made the                      day of

2002

BETWEEN

(1)	DAVID ASPINALL and PETER EDMONDS who together carry on business in partnership under the name of PD ARCHITECTS whose principal office is at Ludgate Place, 23 Ludgate Hill, Birmingham. B3 1DX (“the Firm”) and

(2)	(Company No. ) whose registered office is situated at (“The Tenant” which term shall include all permitted assignees under this Agreement)

WHEREAS:-

A.	The Tenant has entered into a lease with (“the Client”) relating to (“the Premises”) forming part of (“the Development”).

B.	By a contract (“the Appointment”) dated the Client has appointed the Firm as Architects in connection with the Development.

NOW IN CONSIDERATION OF THE PAYMENT OF ONE POUND (£1) BY THE TENANT TO THE FIRM (RECEIPT OF WHICH THE FIRM HEREBY ACKNOWLEDGES) IT IS AGREED as follows :-

1.	The Firm warrants to the Tenant that it has exercised and will continue to exercise all reasonable skill care and diligence in the performance of its services to the Client under the Appointment as would be expected of an appropriately qualified and competent member of the Firm’s profession, experienced in carrying out services similar to the services to be provided under the appointment for a development of similar scope, purpose and size to the Development. In the event of any breach of this warranty:-

(a)	subject to paragraphs (b) and (c) of this clause, the Firm shall be liable for the reasonable cost of repair/renewal and/or reinstatement of any part or parts of the Development damaged as a consequence thereof, to the extent that the Tenant is liable either directly or by way of financial contribution for the same. The Firm shall not be liable for other losses incurred by the Tenant;

(b)	The Firm’s liability for costs under this Agreement shall be limited to that proportion of such cost which it would be just and equitable to require the Firm to pay having regard to the extent of the Firm’s responsibility for the same and on the basis that shall be deemed to have provided contractual undertakings on terms no less onerous than this Clause 1 to the Tenant in respect of the performance of their services in connection with the Development and shall be deemed to have paid to the Tenant such proportion which it would be just and equitable for them to pay having regard to the extent of their responsibility;

W0084-PDA-Agreement	Page 30

(c)	the Firm shall be entitled in any action or proceedings by the Tenant to rely on any limitation in the Appointment and to raise the equivalent rights in defence of liability (other than any set-off) as it would have against the Client under the Appointment.

(d)	the obligations of the Firm under or pursuant to this Clause 1 shall not be released or diminished by the appointment of any person by the Client or the Tenant to carry out any independent enquiry into any relevant matter or any enquiry or inspection made or carried out by the Client or the Tenant or by any such person.

2.	The Firm acknowledges that the Client has paid all fees and expenses properly due and owing to the Firm under the Appointment up to date of this Agreement.

3.	The Tenant has no authority to issue any direction or instruction to the Firm in relation to the Appointment.

4.	The copyright in all drawings, reports, models, specifications, bills of quantities, calculations and other documents and information prepared by or on behalf of the Firm in connection with the Development (together referred to in this clause 5 as “the Documents”) shall remain vested in the Firm but the Tenant and its appointee shall have an irrevocable royalty free and non-exclusive licence to copy and use the Documents and to reproduce the designs and content of them for any purpose related to the Premises including, but without limitation, the construction, completion, maintenance, letting, promotion, advertisement, reinstatement, refurbishment and repair of the Premises. Such licence shall enable the Tenant and its appointee to copy and use the Documents for the extension of the Premises but such use shall not include a licence to reproduce the designs contained in them for any extension of the Premises. The Firm shall not be liable for any use by the Tenant or its appointee of any of the Documents for any purpose other than the purposes set out above.

5.	The Firm shall maintain professional indemnity insurance in an amount of not less than four million pounds (£ 4M) for any one occurrence or series of occurrences arising out of any one event for a period commencing on the date of commencement of the Appointment and expiring 12 years from the date of the practical completion of the Premises for the purpose of the Building Contract, provided always that such insurance is available at commercially reasonable rates. The Firm shall immediately inform the Tenant if such insurance ceases to be available at commercially reasonable rates in order that the Firm and the Tenant can discuss means of best protecting the respective positions of the Tenant and the Firm in the absence of such insurance. As and when it is reasonably requested to do so by the Tenant or its appointee the Firm shall produce for inspection documentary evidence that its professional indemnity insurance is being maintained as stated above.

W0084-PDA-Agreement	Page 31

6.	This Agreement may be assigned 2 times by the Tenant to any third party who acquires the Tenant’s interest in the Premises without the consent of the Client or the Firm being required and such assignment shall be effective upon written notice thereof being given to the Firm. No further assignment shall be permitted.

7.	Any notice to be given by the Firm here under shall be deemed to be duly given if it is delivered by hand at or sent by registered post or recorded delivery to the Tenant at its registered office and any notice given by the Tenant here under shall be deemed to be duly given if it is addressed to “The Senior Partner” and delivered by hand at or sent by registered post or recorded delivery to the above mentioned address of the Firm or to the principal business address of the Firm for the time being and, in the case of any such notices, the same shall if sent by registered post or recorded delivery be deemed to have been received forty eight hours after being posted.

8.	No action or proceedings for any breach of this Agreement shall be commenced against the Firm after the expiry of 12 years from the date of practical completion of the Premises for the purposes of the Building Contract.

9.	Where the Firm is a partnership the term “Firm” includes any additional partners who may be admitted into the partnership of the Firm during the currency of this Agreement and the rights, obligations and liabilities of the partners in the Firm under this Agreement shall be joint and several. This Agreement shall not automatically terminate upon the death, retirement or resignation of any partner in the Firm.

10.	The provisions of this Agreement are without prejudice to and shall not be construed so as to exclude or limit such rights and remedies (if any) as the Tenant may have against the Firm from time to time otherwise than as a result of this Agreement (including, without limitation, breach of statutory duty or in tort.

11.	The construction validity and performance of this Agreement shall be governed by English law and the parties agree to submit to the non-exclusive jurisdiction of the English Courts.

W0084-PDA-Agreement	Page 32

IN WITNESS whereof the parties hereto have executed and delivered this Agreement the day and year first before written

This common seal of [CLIENT]        )

was hereunto affixed in the presence of        )

Director

Director/Secretary

Executed as a Deed and delivered by            )

DAVID ASPINALL )	(signature)

In the presence of:	(signature)

Name

Address

Executed as a Deed and delivered by            )

PETER EDMONDS )	(signature)

In the presence of:	(signature)

Name

Address

W0084-PDA-Agreement	Page 33

Annexure 7

(Form of Sideletter)

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Draft letter to be provided by Slough Trading Estate Limited

Rackspace Managed Hosting Limited

2 Longwalk

Stockley Park

Uxbridge

Middlesex

UB11 1BA

Dear Sirs

Building 115 Buckingham Avenue Slough Trading Estate Slough (“the Property”)

We refer to:-

(i)	The Lease dated today and made between Slough Trading Estate Limited (1) and Rackspace Managed Hosting Limited (2) (“the Lease”); and

(ii)	A Power Agreement dated today and made between Slough Heat and Power Limited (“SHP”) (1) and Rackspace Managed Hosting Limited (2) (the “Power Agreement”).

This letter is collateral and supplemental to the Lease. In consideration of your entering into the Lease we hereby confirm as your landlord that:-

(i)	Although the Lease does not grant you rights to install and use service media within the Accessway (as defined in the Lease) you may install an underground duct in the position shown on the drawing hereinafter referred to provide a fibre connections (the “Works”) from Buckingham Avenue to the Property along the Accessway provided that:-

(a)	The works of installing such duct are carried out outside usual trading hours of the occupiers of the Premises in the locality of the Accessway save that no work shall be carried out on a Saturday during which time any occupier of the Premises aforesaid is trading or at any time they are trading during the weekend.

(b)	You make good all damage at your own expense caused to the Accessway or as a consequence of carrying out the Works to our reasonable satisfaction.

(c)	Thereafter all work to such fibre is carried out without excavation of the Accessway.

(d)	No work shall commence unless and until you have given to us not less than two weeks, prior notice in writing.

(e)	The Works shall be undertaken subject to our reasonable regulations.

(f)	All work shall be carried out in a good and workmanlike manner and you shall use all reasonable endeavours to ensure access is maintained at all times to the premises that have a right to use the Accessway.

(g)	The carrying out of the Works shall be entirely at your own risk without any liability on our part.

And on this basis you may carry out the works of installation detailed in the specification and method statement attached to this letter and thereafter use the ducts for the maintenance of a fibre connection to the Property.

(ii)	We refer also to the Power Agreement by which SHP has committed to provide certain levels of power to the Property to enable you to operate your data centre use of the Property. In consideration as aforesaid, we confirm that if at anytime SHP (or any successor in title to its obligations) is in breach of its obligations to provide power or otherwise fails or is unable under the terms of the Power Agreement or if the Power Agreement is terminated for any reason then we confirm our approval as landowner to your arranging for a power supply to be installed to the Property by an alternative utility provider utilising the adopted highways adjacent to the Property.

The benefit of this letter is to accrue to you and to your successors in title to the Lease (and will subsist on any renewal of Lease whether pursuant to clauses 8 or 9 or otherwise).

Yours faithfully

Slough Trading Estate Limited

Signed by an authorised signatory for and on behalf of Rackspace Managed Hosting Limited.

Annexure 8

(Landlord’s Works)

1.	Clean windows and frames internally and externally

2.	Repair damage to wall sheet cladding and trims

3.	Replace missing section of cladding to one side of rear loading door

4.	Repair damage to face of left hand side fire escape door

5.	Repair corrosion to base of fire escape door thresholds

6.	Replace damaged ceiling tiles

7.	Repair cracked, soiled and damaged plasterboard in office areas

8.	Replace soiled floor coverings in reception, left hand stair lobby and plant room

9.	Ease and adjust fire doors

10.	Replace smoke seal to door at the head of the right hand stairs

11.	Replace badly fitted window seals

12.	Ease stiff casement at the right hand side at first floor

13.	Repair/replace fan providing hot air curtain adjacent to reception door

14.	Repair/polish stainless steel handrails particularly at landing and half landing levels

15.	Repair damage to internal cladding linings

16.	Clean down internal cladding linings where stained

17.	Repair underside of reinforced concrete planks

18.	Replace galvanised steel skirting in warehouse were poorly jointed

19.	Repair concrete floor around service ducts and column bases where required

20.	Provide fire escape signage to external doors in the warehouse

21.	Repair/replace office extension we extract where providing low level of fresh air

22.	Drainage to be jet washed through

23.	Commission electrically operated loading door which can only be opened manually

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Annexure 9

(The Proposals)

Proposed alterations to building.

Introduction.

The purpose of this document is to give a broad description of the necessary alteration works to the Kubik building in order for Rackspace Managed Hosting Ltd to establish a Data Centre to facilitate the continued expansion of their UK operation. The Data Centre will be broadly similar to IX Europe at 2 Buckingham Avenue and 724-729 Dundee Road. Managed Hosting although a well established industry is relatively new, technology is continuously improving and customer demands increasing. This document therefore attempts to cover any future diversity in rackspace’s services and the necessary addition of equipment /alterations to the Kubik building to facilitate these services.

All works would of course be subject to local planning authority and building regulation consent, and be carried out by competent contractors and observing best practices.

For a greater understanding of rackspace please refer to the attached document

“Rackspace business model /technical description /space planning”

Internal alteration works.

•	Removal/alteration of existing internal services

•	Provision of a mezzanine floor over the whole warehouse area to increase the useable floor area, including necessary piling and foundation alterations, adaptations to existing structure

•	Although unlikely consideration is also being given to add a third level over part of the building to carry plant equipment which would require alterations to part of the roof structure.

•	Provision of 1 or more internal goods lifts

•	Subdivision of internal space into plant areas, office/operations areas and data hall space.

Plant areas

•	Electrical switchgear & transformer rooms

•	Mechanical plant rooms

•	Fire suppression equipment rooms

•	UPS battery rooms

Office /Operation areas

•	Network Operation centre

•	Fibre optic rooms

•	Security room

•	Storage rooms

•	Workshops

•	reception

•	General office

•	Kitchen

•	Passenger lift

•	Toilets

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Data Hall space

•	Housing open racks and closed cabinets housing customer servers. Tape libraries and SANS.

External Alternation Works to site compound

•

The rear yard will be used mainly as an open plant compound to accommodate mechanical plant, generators, rotary ups systems, sprinkler (water) tanks, a new electrical substation, fuel storage tanks(buried and/or above ground). Depending on space requirements some equipment may be stacked on steel gantries.

•	At strategic locations CCTV cameras.

•	Additional/upgraded security fencing

•	Necessary trenching works and chambers for all new incoming services.

•	Necessary alterations to existing incoming services

•	Re-arrangement of car parking spaces

•	Screening/planting works

•	Positioning of earth rods

External Alteration works to building

•	Closing off existing skylights

•	Possible adaptation to roof to create plant deck

•	Closing off good doors

•	Creation of additional escape routes at all levels

•	Addition of ventilation louvers

•	Roof equipment such as satellite dishes, communications/ GPS antenna, point to point microwave

•	Alterations to main entrance doors.

•	Positioning of cctv cameras

•	Lightening protection systems

•	Addition of signage

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